UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.        )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

PTC Therapeutics, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):

☑ No fee required.
☐ Fee paid previously with preliminary materials.
☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

PTC Therapeutics, Inc.

500 Warren Corporate Center Drive

Warren, New Jersey 07059

April 30, 2025

Dear Stockholder:

You are cordially invited to attend the 2025 Annual Meeting of Stockholders of PTC Therapeutics, Inc., on Tuesday, June 17, 2025 at 9:00 a.m., Eastern Time. The Annual Meeting will be held over the Internet in a virtual meeting format, via live webcast at www.virtualshareholdermeeting.com/PTCT2025. There will not be a physical meeting location for the Annual Meeting and stockholders will not be able to attend the Annual Meeting in person.

The attached Notice of the Annual Meeting and proxy statement provide important information about the Annual Meeting and will serve as your guide to the business to be conducted at the meeting. Your vote is very important to us. We urge you to read the accompanying materials regarding the matters to be voted on at the Annual Meeting and to submit your voting instructions by proxy. Our Board of Directors recommends that you vote "for" each of the proposals listed on the attached Notice.

You may submit your proxy by Internet, by telephone or by requesting, prior to June 3, 2025, a printed or emailed copy of the proxy materials and using the enclosed proxy card. If you submit your proxy before the Annual Meeting but later decide to virtually attend the Annual Meeting, you may still vote at the Annual Meeting.

On behalf of our Board of Directors, management and all of our employees, I thank you for your continuing support and confidence.

As always, we encourage you to vote your shares prior to the Annual Meeting regardless of whether you intend to attend.

Sincerely,

Matthew B. Klein, M.D., M.S., F.A.C.S.
Chief Executive Officer

PTC Therapeutics, Inc.

500 Warren Corporate Center Drive

Warren, New Jersey 07059

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on June 17, 2025

To the Stockholders of PTC Therapeutics, Inc.:

The attached proxy statement contains information about the 2025 Annual Meeting of Stockholders of PTC Therapeutics, Inc., which we refer to as the Annual Meeting. The Annual Meeting will be held on Tuesday, June 17, 2025 at 9:00 a.m., Eastern Time, over the Internet in a virtual format, via live webcast at www.virtualshareholdermeeting.com/PTCT2025. There will not be a physical meeting location for the Annual Meeting, and stockholders will not be able to attend the Annual Meeting in person.

At the Annual Meeting, stockholders will consider and act upon the following matters:

1.	To elect the three Class III director nominees nominated by our Board of Directors and named in the proxy statement, each to serve for a term ending in 2028, or until his or her successor has been duly elected and qualified;
2.	To ratify the appointment of Ernst & Young LLP, a registered public accounting firm, as our independent registered public accounting firm for the fiscal year ending December 31, 2025;
3.	To hold an advisory vote to approve named executive officer compensation; and
4.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Instead of mailing a printed copy of our proxy materials to all of our stockholders, we provide access to these materials via the Internet. This reduces the amount of paper necessary to produce these materials as well as the costs associated with mailing these materials to all stockholders. Accordingly, on or about April 30, 2025, we will begin mailing a Notice of Internet Availability of Proxy Materials, or the Notice, to stockholders of record at the close of business on April 21, 2025, the record date for the Annual Meeting, and will post our proxy materials on the website referenced in the Notice. As more fully described in the Notice, stockholders may choose to access our proxy materials on the website referred to in the Notice or may request, prior to June 3, 2025, to receive a printed or emailed set of our proxy materials.

We encourage you to vote in one of the following ways:

●	Vote Virtually at the Annual Meeting, by accessing the annual meeting webcast at www.virtualshareholdermeeting.com/PTCT2025 (have the Notice or proxy card in hand when you access the website);
●	Vote over the Internet prior to the Annual Meeting, by going to www.proxyvote.com (have the Notice or proxy card in hand when you access the website);
●	Vote by Telephone, by calling the toll-free number 1-800-690-6903 (have the Notice or proxy card in hand when you call); or
●	Vote by Mail, if you received (or requested and received) a printed copy of the proxy materials, by returning the enclosed proxy card (signed and dated) in the envelope provided.

If your shares are held in “street name,” meaning that they are held for your account by a broker or other nominee, you may receive additional instructions from your broker or other nominee on how to vote your shares.

Whether or not you plan to virtually attend the Annual Meeting, we urge you to take the time to vote your shares.

By Order of the Board of Directors,

Gabriel Holdsman
Secretary
April 30, 2025

PTC Therapeutics, Inc.

500 Warren Corporate Center Drive

Warren, New Jersey 07059

PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS

To be held on June 17, 2025

These proxy materials are being furnished in connection with the solicitation of proxies by our Board of Directors for use at the 2025 Annual Meeting of Stockholders, or the Annual Meeting, to be held on Tuesday, June 17, 2025 at 9:00 a.m., Eastern Time, via live webcast at www.virtualshareholdermeeting.com/PTCT2025, or the Annual Meeting Website, and at any adjournment or postponement thereof. The Annual Meeting will be conducted over the Internet in a virtual format. There will not be a physical meeting location for the Annual Meeting, and stockholders will not be able to attend the Annual Meeting in person.

All proxies will be voted in accordance with the instructions contained in those proxies. If no choice is specified, the proxies will be voted "for" each of the director nominees and "for" each of the proposals set forth in the accompanying Notice of Annual Meeting of Stockholders. You may revoke your proxy at any time before it is exercised at the Annual Meeting by giving our Secretary written notice to that effect.

The Notice of Annual Meeting and proxy statement are first being mailed and/or made available to stockholders on or about April 30, 2025 in conjunction with the delivery of our 2024 Annual Report to Stockholders.

In this proxy statement, unless expressly stated otherwise or the context otherwise requires, the use of "PTC," "the Company," "our," "we" or "us" refers to PTC Therapeutics, Inc., and its subsidiaries. Certain information contained in this proxy statement relating to the occupations and security holdings of our directors and officers is based upon information received from the individual directors and officers.

Whether or not you expect to virtually attend the Annual Meeting, please vote as promptly as possible to ensure your representation and the presence of a quorum at the Annual Meeting. You may vote your shares on the Internet by visiting www.proxyvote.com or by telephone by calling 1-800-690-6903 and following the recorded instructions, by requesting, prior to June 3, 2025, a printed or emailed copy of the proxy materials and using the enclosed proxy card or by voting via the Annual Meeting Website at the Annual Meeting. Your proxy is revocable in accordance with the procedures set forth in this proxy statement.

Important Notice Regarding Availability of Proxy Materials

for the 2025 Annual Meeting of Stockholders on June 17, 2025

This proxy statement and the 2024 Annual Report to Stockholders are available for viewing, printing and downloading at: http://ir.ptcbio.com/annualmeetingmaterials

All website addresses given in this proxy statement are for information only and are not intended to be an active link or to incorporate any website information into this document.

IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Q.	Why did I receive these proxy materials?	A.

We are providing these proxy materials to you in connection with the solicitation by our Board of Directors, or Board, of proxies to be voted at our Annual Meeting to be held via live webcast at the Annual Meeting Website on Tuesday, June 17, 2025 at 9:00 a.m., Eastern Time. At the Annual Meeting, our stockholders will consider and vote on the matters described in this proxy statement. As of the date of this proxy statement, we are not aware of any business to come before the Annual Meeting other than the matters described herein.

The Notice of Annual Meeting, proxy statement, and voting instructions, together with our 2024 Annual Report, will be made available to each stockholder entitled to vote starting on or about April 30, 2025. These materials are available for viewing, printing and downloading on the Internet at www.proxyvote.com.

Q.	Why is the Annual Meeting a virtual, online meeting?	A.

We believe that hosting a virtual meeting will facilitate stockholder attendance and participation at the Annual Meeting by enabling stockholders to participate remotely from any location around the world. Our virtual meeting will be governed by our Rules of Conduct, which will be made available during the virtual meeting at www.virtualshareholdermeeting.com/PTCT2025. We have designed the Annual Meeting to provide the same rights and opportunities to participate as stockholders have at an in-person meeting, including the right to vote and ask questions through the Annual Meeting Website.

Q.	How do I virtually attend the Annual Meeting?	A.

We will host the Annual Meeting live online. The webcast of the Annual Meeting will start at 9:00 a.m. Eastern Time, on June 17, 2025. Online access to the webcast will open 15 minutes prior to the start of the Annual Meeting to allow time for you to log-in and test your device’s audio system. To be admitted to the Annual Meeting, you will need to log-in at www.virtualshareholdermeeting.com/PTCT2025 using your control number found on the Notice (or your proxy card or voting instruction card).

Q.	Who can vote at the Annual Meeting?	A.

Our Board has fixed April 21, 2025 as the record date for the Annual Meeting. If you were a stockholder of record on the record date, you are entitled to vote (via the webcast or by proxy) all of the shares that you held on that date at the Annual Meeting and at any postponement or adjournment thereof.

On the record date, we had 79,237,622 shares of our common stock outstanding. Each share of common stock entitles its holder to one vote per share. Holders of common stock do not have cumulative voting rights.

Q.	How do I vote?	A.

If (i) you are a stockholder of record, meaning that your shares are registered directly in your name or (ii) your shares are held in "street name," meaning they are held for your account by a broker, bank, trust or other nominee or custodian, then you are considered the beneficial owner of those shares and you may vote:

(1)

Over the Internet prior to the Annual Meeting: Go to www.proxyvote.com. Use the vote control number printed on the Notice (or your proxy card or voting instruction card) to access your account and vote your shares. You must specify how you want your shares voted or your Internet vote cannot be completed and you will receive an error message. Your shares will be voted according to your instructions. You must submit your Internet proxy before 11:59 p.m., Eastern Time, on June 16, 2025, the day before the Annual Meeting, for your proxy to be valid and your vote to count. If you choose to vote over the Internet, you do not have to return a proxy card (or voting instruction card).

(2)

By Telephone: Call 1-800-690-6903, toll free from the United States, Canada and Puerto Rico, and follow the recorded instructions. You will need to have the Notice (or your proxy card or voting instruction card) in hand when you call. You must specify how you want your shares voted and confirm your vote at the end of the call or your telephone vote cannot be completed. Your shares will be voted according to your instructions. You must submit your telephonic proxy before 11:59 p.m., Eastern Time, on June 16, 2025, the day before the Annual Meeting, for your proxy to be valid and your vote to count. If you choose to vote by telephone, you do not have to return the proxy card (or voting instruction card).

(3)

By Mail: If you received a printed or emailed copy of the proxy materials, complete and sign your enclosed proxy card and mail it in the enclosed postage prepaid envelope. Your shares will be voted according to your instructions. Broadridge must receive the proxy card by June 16, 2025, the day before the Annual Meeting, for your proxy to be valid and your vote to count. If you sign and return your proxy card but do not specify how you want your shares voted, they will be voted as recommended by our Board.

(4)

Virtually at the Meeting: To virtually attend the Annual Meeting, you must access the Annual Meeting Website. To vote at the Annual Meeting via the Annual Meeting Website, use the vote control number printed on the Notice (or your proxy card or voting instruction card) to vote your shares. If you submit your proxy prior to the Annual Meeting and also virtually attend the Annual Meeting, there is no need to vote again at the Annual Meeting unless you wish to change your vote.

If your shares are held in “street name,” you may receive additional instructions from your broker or other nominee on how to vote your shares.

Q.	Can I change or revoke my vote?	A.	You may revoke your proxy and change your vote at any time before the Annual Meeting. To do so, you must do one of the following:

(1)

Vote over the Internet or by telephone as instructed above. Only your latest Internet or telephone vote is counted. You may not change your vote over the Internet or by telephone after 11:59 p.m., Eastern Time, on June 16, 2025.

(2) Sign a new proxy and submit it as instructed above. Only your latest dated proxy, received by Broadridge not later than June 16, 2025, will be counted.

(3)

Virtually attend the Annual Meeting via the Annual Meeting Website and use the vote control number printed on the Notice (or your proxy card or voting instruction card) to vote your shares. Your vote at the Annual Meeting will be the vote that is counted. Virtually attending the Annual Meeting will not revoke your Internet vote, telephone vote or proxy, as the case may be, unless you vote at the Annual Meeting.

Q.	Will my shares be voted if I do not return my proxy?	A.

If your shares are registered directly in your name, your shares will not be voted if you do not vote over the Internet, by telephone, or by returning your proxy prior to the Annual Meeting or virtually at the Annual Meeting via the Annual Meeting Website.

If your shares are held in street name, your broker or other nominee may, under certain circumstances, vote your shares if you do not timely return your proxy.

Stock exchange rules permit brokers to vote their customers’ unvoted shares on certain matters. Stock exchange rules, however, prohibit brokers from voting such shares in the case of election of directors, executive compensation and certain other matters. If you do not timely return a proxy to your broker to vote your shares, your broker may, on certain matters, either vote your shares or leave your shares unvoted.

Of the matters to be voted on at the Annual Meeting, we expect the only proposal on which brokers will have discretionary voting authority is the ratification of the appointment of our independent registered public accounting firm (Proposal 2).

Broker non-votes are shares that are held in street name by a brokerage firm that indicates on its proxy that it does not have or did not exercise discretionary authority to vote on a particular matter.

We encourage you to provide voting instructions to your broker or other nominee by giving your proxy to them. This ensures that your shares will be voted virtually at the Annual Meeting according to your instructions.

Q.	How many shares must be present to hold the Annual Meeting?	A.

The holders of a majority in voting power of the common stock issued, outstanding and entitled to vote at the meeting must be virtually present to hold the Annual Meeting and conduct business. This is called a quorum. For purposes of determining whether a quorum exists, we count as "present" any shares that are voted over the Internet, by telephone, or by completing and submitting a proxy prior to the Annual Meeting or that are virtually represented at the Annual Meeting. Abstentions and broker non-votes will be counted for the purposes of establishing a quorum at the meeting. If a quorum is not present, we expect to adjourn the Annual Meeting until we obtain a quorum.

Q.	What vote is required to approve each proposal and how are votes counted?	A.

Proposal 1—Election of Three Class III Directors

The three director nominees receiving the highest number of votes FOR election will be elected as directors. This is called a plurality. Shares held in street name by a broker or other nominee who indicate on their proxies that they do not have authority to vote shares on Proposal 1 will not be counted as votes FOR or WITHHELD from any broker or other nominee and will be treated as broker non-votes. Broker non-votes will have no effect on the voting on Proposal 1.

With respect to Proposal 1, you may:

•   vote FOR all director nominees;

•   vote FOR one or more director nominee(s) and WITHHOLD your vote from the other director nominee(s); or

•   WITHHOLD your vote from all director nominees

Votes that are withheld will not be included in the vote tally for the election of directors and will not affect the results of the vote.

Proposal 2—Ratification of Appointment of Independent Registered Public Accounting Firm

To approve Proposal 2, stockholders holding a majority of the votes cast on the matter must vote FOR the proposal. If your shares are held in street name by a broker or other nominee and you do not vote your shares, we expect that your broker or other nominee will have the authority to vote your unvoted shares on Proposal 2. If you vote to ABSTAIN from voting on Proposal 2, your shares will not be voted FOR or AGAINST Proposal 2 and will also not be counted as votes cast or shares voting on Proposal 2. Voting to ABSTAIN will have no effect on the voting on Proposal 2.

Proposal 3—Advisory Vote to Approve Named Executive Officer Compensation

Proposal 3 asks for a non-binding, advisory vote, so there is no "required vote" that would constitute approval. We value the opinions expressed by our stockholders in this advisory vote, and our Compensation Committee, which is responsible for overseeing and administering our executive compensation programs, will consider the outcome of the vote when designing our compensation programs and making future compensation decisions for our named executive officers. Shares held in street name by a broker or other nominee who indicate on their proxies that they do not have the authority to vote the shares on Proposal 3 will not be counted as votes FOR or AGAINST Proposal 3 and will be treated as broker non-votes. Broker non-votes will have no effect on the voting on Proposal 3. If you vote to ABSTAIN on Proposal 3, your shares will not be voted FOR or AGAINST Proposal 3 and will also not be counted as votes cast or shares voting on Proposal 3. Voting to ABSTAIN will have no effect on the voting on Proposal 3.

Q.	Are there other matters to be voted on at the Annual Meeting?	A.

We do not know of any matters that may come before the Annual Meeting other than the matters listed in the accompanying Notice of Annual Meeting of Stockholders. If any other matters are properly presented at the Annual Meeting, the persons named in the accompanying proxy intend to vote, or otherwise act, in accordance with their judgment on the matter.

Q.	Who may attend and ask questions at the Annual Meeting?	A.

All stockholders of record on our books at the close of business on April 21, 2025, the record date for the Annual Meeting, may attend the meeting. Stockholders may submit questions during the Annual Meeting. If you wish to submit a question, you may do so by logging into the virtual meeting platform during the Annual Meeting Website, typing your question into the “Ask a Question” field, and clicking “Submit.” We will answer questions on any matters related to the proposals to be voted on by the stockholders at the Annual Meeting before voting is closed. We do not intend to address any questions that are not in compliance with the Rules of Conduct and Procedures for the Annual Meeting, which will be made available on the Annual Meeting Website, including questions that are, among other things, irrelevant to the Company’s business, relate to material non-public information or relate to personal grievances.

Q.	What if I experience technical difficulties at the Annual Meeting?	A.

If you encounter any difficulties accessing the Annual Meeting during the check-in beginning at 8:45 a.m. Eastern Time or meeting time beginning at 9:00 a.m. Eastern Time and require assistance, technical support phone numbers will be provided on the Annual Meeting Website landing page. Technical support will be available beginning at 8:45 a.m. Eastern Time on June 17, 2025 through the conclusion of the Annual Meeting.

Q.	Where can I find the voting results?	A.	We will report the voting results in a Current Report on Form 8-K within four business days following the adjournment of the Annual Meeting.

CORPORATE GOVERNANCE

Our Board believes that good corporate governance is important to ensure that our Company is managed for the long-term benefit of our stockholders. This section describes key corporate governance guidelines and practices that we have adopted to further this goal. Complete copies of the Audit Committee Charter, Compensation Committee Charter, Nominating and Corporate Governance Committee Charter, Code of Business Conduct and Ethics and Corporate Governance Guidelines described below are available on the Corporate Governance page of the Investors section of our website, www.ptcbio.com. Alternatively, you can request a copy of any of these documents by writing to our Vice President, Corporate Communications, PTC Therapeutics, Inc., 500 Warren Corporate Center Drive, Warren, New Jersey 07059.

Code of Business Conduct and Ethics

We have adopted a written Code of Business Conduct and Ethics, which is a code of ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. We have posted a current copy of the Code of Business Conduct and Ethics on the Corporate Governance page of the Investors section of our website, www.ptcbio.com. In addition, we intend to post on our website all disclosures that are required by law or Nasdaq’s listing standards concerning any amendments to, or waivers from, any provision of the Code of Business Conduct and Ethics.

Corporate Responsibility

As we seek to maximize value for our stockholders, patients and other stakeholders, we do so with a concerted and constant effort to embody the PTC Expectations within our culture and every aspect of our business.

As part of the PTC Expectations, we emphasize the importance of being responsible corporate citizens. We prioritize patient safety and well-being, making decisions based on their needs and engaging with advocacy groups to enhance our services. Our commitment to our patients extends to community involvement, particularly in facilitating access to science, technology, engineering, and math programs for economically disadvantaged students as well as other important support initiatives to bolster the communities and environment in which our offices and employees are located.

Our Board collaborates with our management team to ensure that our culture fosters a productive and healthy work setting and that the Company approaches corporate governance, environmental and social issues in a way that is consistent with our culture. We are dedicated to establishing a welcoming workplace where every employee feels a sense of purpose and belonging. We strive to ensure that all employees can connect with internal communities and feel empowered in their roles. To that end, we offer a number of Employee Resource Groups (ERGs), which provide forums for employees to discuss important matters, celebrate cultural events, and foster personal growth, contributing to a cohesive work environment. The ERGs are guided by a committee of senior leaders and ambassadors and representatives from every level across the organization.

We place strong emphasis on employee development, recognizing that investing in our workforce is crucial to our success and enriches their work experience. Employees participate in talent assessments and attend training sessions designed to help them identify and leverage their core strengths, fostering greater engagement and productivity. We offer a range of resources including career coaching, targeted leadership development programs for both current and emerging leaders, and access to professional assessment tools. Additionally, employees benefit from a paid subscription to a digital on-demand career and management learning solutions platform and a wellness website with information on healthy lifestyle activities and resources. Our executive team regularly reviews employee turnover to ensure satisfaction and retention, demonstrating our commitment to nurturing a dynamic and fulfilling work environment.

To amplify our “One PTC” culture, we have historically provided equity awards to all of our employees upon commencement of employment and annually in our continuing effort to foster a culture in which every employee is responsible for our successes and is rewarded for our achievements.

Corporate Governance Guidelines

Our Board has adopted Corporate Governance Guidelines to assist it in the exercise of its duties and responsibilities and to serve the best interests of our Company and our stockholders. We have posted a current copy of the Corporate Governance Guidelines on the Corporate Governance page of the Investors section of our website, www.ptcbio.com.

The principal responsibility of the directors under the Corporate Governance Guidelines, which provides a framework for the conduct of our Board’s business, is to oversee our management and, in so doing, serve the best interests of the Company and its stockholders. This responsibility includes:

●	reviewing and approving fundamental operating, financial and other corporate plans, strategies and objectives;
●	evaluating the performance of the Company and its senior executives and taking appropriate action, including removal, when warranted;
●	evaluating the Company’s compensation programs on a regular basis and determining the compensation of its senior executives;
●	reviewing and approving senior executive succession plans;
●	evaluating whether corporate resources are used only for appropriate business purposes;

●	establishing a corporate environment that promotes timely and effective disclosure (including robust and appropriate controls, procedures and incentives), fiscal accountability, high ethical standards and compliance with all applicable laws and regulations;
●	reviewing the Company’s policies and practices with respect to risk assessment and risk management;
●	reviewing and approving material transactions and commitments not entered into in the ordinary course of business;
●	reviewing and assessing the effectiveness of the Company’s corporate responsibility program and policies and monitoring the risks related to such programs and policies;
●	developing a corporate governance structure that allows and encourages the Board to fulfill its responsibilities;
●	providing advice and assistance to the Company’s senior executives; and
●	evaluating the overall effectiveness of the Board and its committees.

Additional principles within the Corporate Governance Guidelines provide that:

●	a majority of the members of our Board shall be independent directors;
●	the independent directors meet regularly in executive session;
●	directors have full and free access to management and, as necessary and appropriate, independent advisors;
●	new directors participate in an orientation program and all directors are encouraged to attend director education programs; and
●	at least annually, our Board and its committees will conduct a self-evaluation to determine whether they are functioning effectively.

Director Independence

Our Board has determined that all of our directors and director nominees, other than Dr. Klein, our Chief Executive Officer, are independent as defined under applicable Nasdaq rules. In making such determination, our Board considered the relationships that each such person has with our Company and all other facts and circumstances that our Board deemed relevant in determining independence, including beneficial ownership of our common stock by our non-employee directors.

Director Nominations

Process

Our Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to serve as directors, consistent with criteria approved by our Board, and recommending the persons to be nominated for election as directors.

The process followed by our Nominating and Corporate Governance Committee to identify and evaluate director candidates includes requests to members of our Board, search firms and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of our Nominating and Corporate Governance Committee and our Board.

Criteria and Diversity

In considering whether to recommend any particular candidate for inclusion in our Board’s slate of recommended director nominees, our Nominating and Corporate Governance Committee applies the criteria specified in our Corporate Governance Guidelines. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, conflicts of interest with us, and ability to act in the interests of stockholders. Furthermore, the renomination of existing directors is not viewed as automatic but is based on the continued qualification under the criteria set forth above as well as the existing directors’ participation in continuing director education and the directors’ performance and attendance on the Board and any committee. Our Nominating and Corporate Governance Committee does not assign specific weight to particular criteria and no particular criterion is a prerequisite for any prospective director nominee.

Our Board does not have a formal policy with respect to diversity, but our Corporate Governance Guidelines provide that an objective of Board composition is to bring to our Company a variety of perspectives and skills derived from high quality business and professional experience and no potential nominees may be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability or any other basis proscribed by law. Our Board recognizes its responsibility to ensure that director nominees possess appropriate qualifications and reflect a reasonable diversity of personal and professional experience, skills, backgrounds and perspectives. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow our Board to promote our strategic objectives and to fulfill its responsibilities to our stockholders. In order to achieve the appropriate mix, our Board recognizes the importance of balancing longer tenured directors, who are able to develop detailed knowledge of our business over time, with new directors, who may bring new perspectives and ideas to the Board. The following table sets forth the self-reported gender and demographic background diversity of our current Board members and director nominee.

Board Diversity Matrix (As of April 30, 2025)
Name	Male	Female

Total Number of Directors and Director Nominees	10
Part I: Gender Identity
Directors and Director Nominees	6	4
Part II: Demographic Background
African American or Black	0	1
Alaskan Native or Native American	0	1
White	6	2
Member of LGBTQ+ Community	1	0

The director biographies presented under "Proposal 1: Election of Directors" indicate each director nominee’s experience, qualifications, attributes and skills that led our Board to conclude that he or she should be nominated to serve as a member of our Board or, in the case of our continuing directors, that he or she is qualified to serve on our Board. Our Board believes that each of the director nominees and continuing directors has had substantial achievement in his or her professional and personal pursuits, and possesses the background, talents and experience that our Board desires and that will contribute to the best interests of our Company and to long-term stockholder value.

Stockholder Nominations

Stockholders may recommend individuals to our Nominating and Corporate Governance Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials as of the date such recommendation is made, to our Nominating and Corporate Governance Committee, c/o Secretary, PTC Therapeutics, Inc., 500 Warren Corporate Center Drive, Warren, New Jersey 07059. Assuming that appropriate biographical and background material has been provided on a timely basis, our Nominating and Corporate Governance Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

Stockholders also have the right under our bylaws to directly nominate director candidates, without any action or recommendation on the part of our Nominating and Corporate Governance Committee or our Board, by following the procedures set forth under "Stockholder Proposals and Nominations for Director."

Board Meeting and Annual Meeting Attendance

Our Board held 13 meetings during 2024. During 2024, each of our directors attended at least 75% of the Board meetings and the meetings of the committees on which such director then served. Our Corporate Governance Guidelines provide that our directors are expected to attend the Annual Meeting. Of the 11 directors then serving on the Board, 10 attended our 2024 annual meeting of stockholders.

Board Leadership Structure

The positions of Chair of the Board and Chief Executive Officer are currently separate. Mr. Schmertzler serves as our Chair of the Board and Dr. Klein serves as our Chief Executive Officer. This leadership structure allows our Chief Executive Officer to focus on our day-to-day business and allows our Chair of the Board to lead our Board in its fundamental role of providing advice to and independent oversight of management. Our Board recognizes the time, effort and energy that our Chief Executive Officer must devote to his position, as well as the commitment required by Mr. Schmertzler to serve as our Chair of the Board, particularly as our Board’s oversight responsibilities continue to grow. Our Board also believes that this structure ensures a greater role for the independent directors in the oversight of our Company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of our Board.

Our bylaws do not require the position of Chair of our Board and Chief Executive Officer to be separate. Our Board believes that its leadership structure demonstrates our commitment to good corporate governance, and is appropriate at present because it strikes an effective balance between strategy development, independent leadership and management oversight. Our Board believes its leadership structure positively affects its administration of its risk oversight function.

Board Committees

Our Board has established four standing committees: our Audit Committee, our Compensation Committee, our Nominating and Corporate Governance Committee and our Development Committee. Each of these committees operates under a charter that has been approved by our Board. The charters for our Audit Committee, our Compensation Committee and our Nominating and Corporate Governance Committee are posted on the Corporate Governance page of the Investors section of our website, www.ptcbio.com.

Our Board has determined that all of the members of our Audit Committee, our Compensation Committee and our Nominating and Corporate Governance Committee are independent as defined under applicable Nasdaq rules, including, in the case of all members of our Audit Committee, the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and, in the case of all members of our Compensation Committee, the independence requirements contemplated by Rule 10C-1 under the Exchange Act.

Audit Committee

The members of our Audit Committee are Ms. Reeve, Ms. Smith, Mr. Southwell and Ms. Young. Ms. Reeve chairs our Audit Committee. Our Audit Committee held five meetings in 2024.

Our Audit Committee’s responsibilities include:

●	appointing, approving the compensation of, and assessing the independence of our registered public accounting firm;
●	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports from such firm;

●	reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures;
●	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;
●	overseeing our internal audit function;
●	overseeing our risk assessment and risk management policies, including with regard to cybersecurity and other information technology risks;
●	establishing policies regarding hiring employees from our independent registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;
●	meeting independently with our internal auditing staff, our independent registered public accounting firm and management;
●	reviewing and approving or ratifying any related person transactions; and
●	preparing the audit committee report required by Securities and Exchange Commission, or SEC, rules.

Our Board has determined that Ms. Reeve, Mr. Southwell and Ms. Young are "audit committee financial experts" as defined in applicable SEC rules.

Compensation Committee

The members of our Compensation Committee are Messrs. Schmertzler and Southwell, Mses. Reeve and Smith, and Dr. Steele. Dr. Steele chairs our Compensation Committee. Mr. Bell was a member of our Compensation Committee until his resignation from the Board effective November 7, 2024. Our Compensation Committee held nine meetings in 2024.

Our Compensation Committee’s responsibilities include:

●	reviewing and approving, or making recommendations to our Board with respect to, the compensation of our Chief Executive Officer and our other executive officers;
●	overseeing an evaluation of our senior executives;
●	approving, or recommending for approval by the Board, the implementation or revision of any compensation recovery or “clawback” policies and overseeing the administration and interpretation of such policies;
●	overseeing and administering our cash and equity incentive plans;
●	engaging the services of a compensation consulting firm to advise regarding the amounts and types of compensation provided to non-employee directors;
●	reviewing and making recommendations to our Board with respect to the form and amount of cash and equity compensation provided to non-employee directors; and
●	reviewing and evaluating our stock ownership guidelines for non-employee directors.

Compensation Processes and Procedures

Our Compensation Committee makes all compensation decisions regarding our Chief Executive Officer and each of his direct reports, including salary, annual cash incentive compensation and long-term equity compensation (or, when the Compensation Committee deems it appropriate, makes recommendations concerning such matters to our Board). If the Compensation Committee deems it appropriate, it may delegate any of its responsibilities to one or more Compensation Committee members or subcommittees.

Our Compensation Committee relies on management for legal, tax, compliance, finance and human resource recommendations, data and analysis for the design and administration of the compensation and benefits programs for our executive officers. As a result, our Chief Executive Officer, our Chief Financial Officer, our SVP, Chief Accounting Officer & Head of People Services, our Chief Human Resources Officer and our Executive Vice President & Chief Legal Officer generally attend Compensation Committee meetings upon the invitation of the Compensation Committee. The Compensation Committee also establishes, with input from the Chief Executive Officer and other members of the executive team, the corporate goals applicable to our annual cash incentive awards.

On an annual basis, our Chief Executive Officer meets with the executive officers to discuss the Company’s accomplishments as well as the individual officer’s performance and contributions over the year. Based on these discussions and input from others within the Company, our Chief Executive Officer, with respect to each executive officer other than himself, prepares an evaluation of the executive officer as to the level of contribution made to the management and success of our Company. In addition, our Chief Executive Officer, with the participation of other members of senior management, prepares information concerning the Company’s achievements and our performance against corporate goals during the fiscal year.

The Compensation Committee is presented with this information and the Chief Executive Officer’s recommendations with respect to each executive officer, other than himself, as to each element of compensation. The Chief Executive Officer’s recommendations, information concerning the Company’s performance over the applicable fiscal period, expectations concerning performance in the coming year, and advice and information from its independent compensation consultant are all taken into account by the Compensation Committee when it makes final determinations on executive compensation matters.

Our Chief Executive Officer’s performance and salary, annual cash incentive compensation and long-term equity compensation are discussed by the Compensation Committee in executive session, with advice and participation from the Compensation Committee’s independent compensation consultant as requested by the Compensation Committee. Our Chief Executive Officer does not participate in decisions regarding his own compensation.

For additional information concerning our executive compensation program, see Compensation Discussion and Analysis on page 35.

Our Compensation Committee has delegated to the Chief Executive Officer limited authority to make equity award grants to employees of the Company or any of its present or future subsidiaries, other than to himself, any other named executive officer, or any employee who is a voting member of the executive committee of the Company or above the level of Executive Vice President or its equivalent, without necessity for any further action by the Board, Compensation Committee or any other committee of the Board. Any such awards must be reported to our Compensation Committee at its next meeting. Our Chief Executive Officer did not make any equity award grants pursuant to this delegated authority in 2024.

Role of Independent Compensation Consultants

Our Compensation Committee may, in its sole discretion, retain or obtain the advice of one or more compensation consultants. In 2024, our Compensation Committee engaged Frederic W. Cook & Co., Inc., or FW Cook, as its independent compensation consultant, to provide comparative data on executive compensation practices in our industry, to assist the Compensation Committee in developing an appropriate list of peer companies against which to conduct compensation benchmarking, and to advise on our executive compensation program generally. The Compensation Committee also engaged FW Cook for recommendations and review of non-employee director compensation in 2024.

Although our Compensation Committee considers the advice and recommendations of independent compensation consultants as to our executive compensation program, our Compensation Committee ultimately makes its own decisions about these matters. In the future, we expect that our Compensation Committee will continue to engage independent compensation consultants to provide additional guidance on our executive compensation programs and to conduct further competitive benchmarking against a peer group of publicly traded companies.

The Compensation Committee has reviewed information regarding the independence and potential conflicts of interest of FW Cook during 2024 and 2025, taking into account, among other things, the factors set forth in the Nasdaq listing standards. Based on such reviews, the Compensation Committee concluded that the engagement of FW Cook did not raise any conflict of interest. FW Cook did not provide services to the Company outside of services provided at the request of the Compensation Committee in 2024.

Nominating and Corporate Governance Committee

The members of our Nominating and Corporate Governance Committee are Mr. Schmertzler, Mses. Okey and Young and Dr. Zeldis. Ms. Okey chairs our Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee held two meetings in 2024.

Our Nominating and Corporate Governance Committee’s responsibilities include:

●	identifying individuals qualified to become members of our Board;
●	recommending to our Board the persons to be nominated for election as directors and to each of our Board’s committees;
●	reviewing and making recommendations to our Board with respect to our board leadership structure;
●	reviewing and making recommendations to our Board with respect to management succession planning;
●	developing and recommending to our Board corporate governance principles;
●	overseeing a periodic evaluation of our Board; and
●	overseeing our corporate responsibility program and policies and related risk management.

Development Committee

The members of our Development Committee are Drs. Jacobson, Klein, Steele and Zeldis and Mr. Schmertzler. Dr. Jacobson chairs our Development Committee. Our Development Committee held one meeting in 2024.

Our Development Committee’s responsibilities include:

●	discussing Phase 2 and Phase 3 clinical trial protocols and regulatory strategy with our Chief Operating Officer (or equivalent position);
●	evaluating any serious adverse event that is unexpected and deemed to be drug related (specifically death and life-threatening events) that occurs during the conduct of our clinical trials;
●	evaluating any serious adverse event that is unexpected and deemed to be drug related (specifically death and life-threatening events) from one of our commercial products; and

●	reporting to our Board or Audit Committee, as appropriate, regarding the progress of our clinical trials, occurrence of serious adverse events, our regulatory filings and any material compliance or legal updates related thereto.

Risk Oversight

Risk is inherent with every business and how well a business manages risk can ultimately determine its success. We face a number of risks, including those described under "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, and those described in our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. Our Board is actively involved in oversight of risks that could affect us.

Role of Our Board in Management of Risk

Our Board administers its risk oversight function directly and through its Audit Committee and receives regular reports from members of senior management, including our Chief Executive Officer, Chief Financial Officer and Chief Legal Officer, on areas of material risk to our Company, including operational, financial, legal and regulatory, cybersecurity, and strategic and reputational risks and has direct access to our Chief Compliance and Risk Officer, Chief Information Officer, Global Head of IT Security, Senior Vice President, Quality and our Senior Vice President, Global Regulatory Affairs. As part of its charter, our Audit Committee regularly discusses with management our major risk exposures, their potential financial impact on our Company and the steps we take to manage them. Our Board believes that full and open communication between our management and our Board is essential for effective risk management and oversight.

In addition, our Compensation Committee assists our Board in fulfilling its oversight responsibilities with respect to the management and risks arising from our compensation policies and programs. Our Nominating and Corporate Governance Committee assists our Board in fulfilling its oversight responsibilities with respect to the management of risks associated with board organization, membership and structure, succession planning for our directors and executive officers, corporate governance and our corporate responsibility program and policies. Our Development Committee assists our Board in fulfilling its oversight responsibilities with respect to the management of risks associated with clinical trials and potential serious adverse events occurring within such trials or related to our commercial products as well as risk associated with regulatory developments.

Our Chair of the Board meets regularly with management to discuss risks facing the Company and the Company’s risk management strategy. Our Chair of the Board also approves the agenda for each Board meeting in accordance with our Corporate Governance Guidelines, confirming that potential material risks that may affect the Company are brought forth for discussion to the Board. We believe that utilizing an independent Chair of the Board to perform these responsibilities brings an added strategic perspective in support of the Company’s risk oversight.

Communicating with our Directors

Our Board will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. Our Chair of the Board and the Chair of our Nominating and Corporate Governance Committee, with the assistance of our Chief Legal Officer and Vice President, Corporate Communications, are primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as they consider appropriate.

Communications are forwarded to all directors if they relate to important substantive matters. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters that are duplicative communications. Items that are unrelated to the duties and responsibilities of the Board may be excluded or redirected, as appropriate, such as business solicitations, job inquiries or advertisements, mass mailings, new product suggestions, or communications that have no rational relevance to our business or operations. In addition, material that is unduly hostile, threatening or similarly unsuitable will be excluded; however, any communication will be made available to any director upon her or his request.

Stockholders who wish to send communications on any topic to our Board should address such communications to the Board of Directors c/o PTC Therapeutics, Inc., 500 Warren Corporate Center Drive, Warren, New Jersey 07059, Attn: Secretary.

Compensation Committee Interlocks and Insider Participation

Messrs. Bell, Schmertzler and Southwell, Mses. Reeve and Smith, and Dr. Steele served as members of the Compensation Committee during the last completed fiscal year.

None of our executive officers serves as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our Board or our Compensation Committee. None of the members of our Compensation Committee is, or has ever been, an officer or employee of PTC.

Policies and Procedures for Related Person Transactions

Our Board has adopted a written related person policy, which sets forth our policies and procedures for the review of any transaction, arrangement or relationship in which the Company is a participant, the amount involved exceeds $120,000 and one of our executive officers, directors, director nominees or 5% stockholders, or their immediate family members, each of whom we refer to as a "related person," has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a "related person transaction," the related person must report the proposed related person transaction to our Chief Legal Officer. Our related person policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by our Audit Committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the Audit Committee will review, and, in its discretion, may ratify the related person transaction. Our related person policy also permits the Chair of our Audit Committee to review and, if deemed appropriate, approve proposed related person transactions that arise between Audit Committee meetings, subject to ratification by the Audit Committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by our Audit Committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the Audit Committee will review and consider:

●	the related person’s interest in the related person transaction;
●	the approximate dollar value of the amount involved in the related person transaction;
●	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;
●	whether the transaction was undertaken in the ordinary course of our business;
●	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;
●	the purpose of, and the potential benefits to us of, the transaction; and
●	any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

Our Audit Committee may approve or ratify the transaction only if the Audit Committee determines that, under all of the circumstances, the transaction is in our best interests. The Audit Committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, our Board has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

●	interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity) that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction and (c) the amount involved in the transaction is less than the greater of $200,000 or 5% of the annual gross revenues of the company receiving payment under the transaction; and
●	a transaction that is specifically contemplated by provisions of our certificate of incorporation or our bylaws.

Our related person policy provides that transactions involving compensation of executive officers shall be reviewed and approved by our Compensation Committee in the manner specified in its charter.

All of the transactions discussed below under the heading "Related Person Transactions" that occurred or were ongoing during 2024 were reviewed and approved by our Audit Committee or, with respect to compensation matters, our Compensation Committee, in each case in accordance with our policy.

Related Person Transactions

Since January 1, 2024, we have engaged in the following transactions in which our directors, executive officers and holders of more than 5% of our voting securities, and affiliates of our directors, executive officers and holders of more than 5% of our voting securities may have a direct or indirect material interest. We believe that all of these transactions were on terms as favorable to us as could have been obtained from unrelated third parties.

Familial Relationship

Jane (Zheng) Yang Almstead, the wife of Neil Almstead, our Chief Technical Operations Officer, is employed by us as a Senior Manager, Analytical Development. For her services to the Company during fiscal 2024, Ms. Almstead received compensation of $242,693.77, comprised of base salary, equity awards in the form of incentive stock options and restricted stock units (based on the grant-date fair value), company 401(k) matching contributions, group term life insurance premiums paid by the Company, and non-equity incentive compensation (paid in fiscal 2025 based on 2024 performance), a bonus award paid out under an employee recognition program and amounts under an employee-wide health incentive program. These amounts reflect the full grant-date fair value of equity compensation awarded in 2024 (computed in accordance with the provisions of ASC 718), and do not represent the actual value realized by the employee during the year. Ms. Almstead participated in our benefit programs generally available to U.S. employees during 2024. Dr. Almstead does not and did not participate in the compensation decisions by the Company regarding his family member, and we believe that the compensation paid to Ms. Almstead is fair and commensurate with what her compensation would be if she had no relationship to an executive officer of the Company.

BioElectron Acquisition

As previously disclosed, on October 25, 2019 we completed the acquisition, or the Acquisition, of substantially all of the assets of BioElectron Technology Corporation, or BioElectron, pursuant to an Asset Purchase Agreement by and between us and BioElectron, dated October 1, 2019, or the Asset Purchase Agreement.

Upon the closing of the Acquisition, we paid to BioElectron total upfront consideration of $10.0 million, funded with cash on hand, less (i) transaction expenses incurred by BioElectron, (ii) the amount of outstanding indebtedness of BioElectron and (iii) $1.5 million to be held in an escrow account to secure potential indemnification obligations owed to us. Subject to the terms and conditions of the Asset Purchase Agreement, BioElectron may become entitled to receive contingent milestone payments of up to $200.0 million (in cash or in shares of our common stock, as determined by us) from us based on the achievement of certain regulatory and net sales milestones. Subject to the terms and conditions of the Asset Purchase Agreement, BioElectron may also become entitled to receive contingent payments of a low single digit percentage of net sales of certain products.

In April 2020, Matthew B. Klein was named our Chief Development Officer, was promoted to Chief Operating Officer in January 2022 and, since March 2023, has served as our Chief Executive Officer. At the time of the Acquisition, Dr. Klein was the Chief Executive Officer and director of BioElectron, and was, and remains as of the date of this proxy statement, a shareholder of BioElectron, owning approximately six percent of its outstanding shares. As a shareholder of BioElectron, Dr. Klein is entitled to receive a portion of any payments made to BioElectron pursuant to the Asset Purchase Agreement. No such payments were made to BioElectron in 2024. Dr. Klein was not a related party at the time of the Acquisition.

Indemnification Agreements

Our restated certificate of incorporation, or certificate of incorporation, provides that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. In addition, we have entered into indemnification agreements with our directors and executive officers. These indemnification agreements may require us, among other things, to indemnify each such director and executive officer for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by him or her in any action or proceeding arising out of his or her service as one of our directors and/or executive officers.

PRINCIPAL STOCKHOLDERS

The following table sets forth information, to the extent known by us or ascertainable from public filings, with respect to the beneficial ownership of our common stock as of April 21, 2025, except as otherwise indicated in the table below, by each of our directors and director nominees; each of our named executive officers; all of our directors, director nominees and executive officers as a group; and each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock.

The column entitled "Percentage of shares beneficially owned" is based on a total of 79,237,622 shares of our common stock outstanding as of April 21, 2025.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to our common stock. Shares of our common stock subject to (i) options that are currently exercisable or exercisable within 60 days of April 21, 2025 or (ii) restricted stock units that will vest within 60 days of April 21, 2025 are considered outstanding and beneficially owned by the person holding the options or restricted stock units for the purpose of calculating the percentage ownership of that person but not for the purpose of calculating the percentage ownership of any other person. Except as otherwise noted, the persons and entities in this table have sole voting and investing power with respect to all of the shares of our common stock beneficially owned by them, subject to community property laws, where applicable.

Except as otherwise indicated in the table below, addresses of named beneficial owners are in care of PTC Therapeutics Inc., 500 Warren Corporate Center Drive, Warren, New Jersey 07059.

		Percentage of
	Shares	shares
	beneficially	beneficially
Name of Beneficial Owner	owned	owned
Named executive officers, directors and director nominees
Matthew B. Klein M.D., M.S., F.A.C.S.(1)	491,640	*
Pierre Gravier(2)	60,091	*
Eric Pauwels(3)	340,052	*
Lee Golden(4)	141,941	*
Neil Almstead(5)	428,518	*
Allan Jacobson, Ph.D.(6)	124,451	*
Stephanie S. Okey, M.S.(7)	91,367	*
Emma Reeve(8)	84,932	*
Michael Schmertzler(9)	1,728,527	2.2%
Mary Smith(10)	66,980	*
David P. Southwell(11)	97,833	*
Glenn D. Steele, Jr., M.D., Ph.D.(12)	143,833	*
Alethia Young(13)	45,734	*
Jerome B. Zeldis, M.D., Ph.D.(14)	111,833	*
All executive officers, directors and director nominees as a group (16 persons)(15)	4,368,336	5.5%
5% stockholders
The Vanguard Group(16)	8,800,843	11.1%
RTW Investments, LP(17)	7,423,970	9.4%
Armistice Capital, LLC(18)	6,378,000	8.0%
BlackRock Inc.(19)	6,274,384	7.9%
Wellington Management Group LLP(20)	4,787,123	6.0%
*	Less than one percent.
(1)	Consists of (a) 401,156 shares of common stock underlying options that are exercisable as of April 21, 2025 or will become exercisable within 60 days of such date; and (b) 91,288 shares of common stock.

(2)	Consists of (a) 39,218 shares of common stock underlying options that are exercisable as of April 21, 2025 or will become exercisable within 60 days of such date; and (b) 16,811 shares of common stock.
(3)	Consists of (a) 320,262 shares of common stock underlying options that are exercisable as of April 21, 2025 or will become exercisable within 60 days of such date; and (b) 19,965 shares of common stock.
(4)	Consists of (a) 115,303 shares of common stock underlying options that are exercisable as of April 21, 2025 or will become exercisable within 60 days of such date; and (b) 26,638 shares of common stock.
(5)	Consists of (a) 370,608 shares of common stock underlying options held directly by Dr. Almstead that are exercisable as of April 21, 2025 or will become exercisable within 60 days of such date; (b) 52,003 shares of common stock held directly by Dr. Almstead; and (c) 5,907 shares of common stock held by Dr. Almstead’s spouse. Dr. Almstead disclaims beneficial ownership of shares held by his spouse.
(6)	Consists of (a) 107,666 shares of common stock underlying options that are exercisable as of April 21, 2025 or will become exercisable within 60 days of such date; (b) 1,667 restricted stock units that will vest within 60 days of April 21, 2025 and (c) 15,118 shares of common stock.
(7)	Consists of (a) 84,833 shares of common stock underlying options that are exercisable as of April 21, 2025 or will become exercisable within 60 days of such date; (b) 1,667 restricted stock units that will vest within 60 days of April 21, 2025 and (c) 4,867 shares of common stock.
(8)	Consists of (a) 72,065 shares of common stock underlying options that are exercisable as of April 21, 2025 or will become exercisable within 60 days of such date; (b) 1,667 restricted stock units that will vest within 60 days of April 21, 2025; and (c) 11,200 shares of common stock.
(9)	Consists of (a) 1,386,594 shares of common stock held by Section Six Partners, L.P., of which Mr. Schmertzler is a general partner and limited partner; (b) 215,333 shares of common stock underlying options held by Mr. Schmertzler that are exercisable as of April 21, 2025 or will become exercisable within 60 days after such date; (c) 3,334 restricted stock units that will vest within 60 days of April 21, 2025; and (d) 123,266 shares of common stock held directly by Mr. Schmertzler. Mr. Schmertzler disclaims beneficial ownership of the shares held by Section Six Partners, L.P., except to the extent of his pecuniary interest therein.
(10)	Consists of (a) 51,500 shares of common stock underlying options that are exercisable as of April 21, 2025 or will become exercisable within 60 days of such date; (b) 1,667 restricted stock units that will vest within 60 days of April 21, 2025; and (c) 13,813 shares of common stock.
(11)	Consists of (a) 81,666 shares of common stock underlying options that are exercisable as of April 21, 2025 or will become exercisable within 60 days of such date; (b) 1,667 restricted stock units that will vest within 60 days of April 21, 2025; (c) 12,850 shares of common stock; and (d) 1,650 shares of common stock held by a family trust, of which Mr. Southwell is a beneficiary.
(12)	Consists of (a) 127,666 shares of common stock underlying options that are exercisable as of April 21, 2025 or will become exercisable within 60 days of such date; (b) 1,667 restricted stock units that will vest within 60 days of April 21, 2025; and (c) 14,500 shares of common stock.
(13)	Consists of (a) 31,000 shares of common stock underlying options that are exercisable as of April 21, 2025 or will become exercisable within 60 days of such date; (b) 2,734 restricted stock units that will vest within 60 days of April 21, 2025; and (c) 12,000 shares of common stock.
(14)	Consists of (a) 95,666 shares of common stock underlying options that are exercisable as of April 21, 2025 or will become exercisable within 60 days of such date; (b) 1,667 restricted stock units that will vest within 60 days of April 21, 2025; and (c) 14,500 shares of common stock.

(15)	Consists of (a) 2,439,131 shares of common stock underlying options that are exercisable as of April 21, 2025 or will become exercisable within 60 days after such date; (b) 17,737 restricted stock units that will vest within 60 days of April 21, 2025; and (c) 1,908,385 shares of common stock. Such amounts include (i) 325,189 shares of common stock underlying options; and (ii) 85,415 shares of common stock held by executive officers not listed in the table above.
(16)	The address for The Vanguard Group, or Vanguard, is 100 Vanguard Blvd., Malvern, PA 19355. As of December 29, 2023, consists of 8,800,843 shares of common stock held by Vanguard and its affiliates. Shared voting power is held for 114,097 shares, sole dispositive power is held for 8,611,112 shares and shared dispositive power is held for 189,731 shares. The information contained in this footnote and the table above has been included solely in reliance upon, and without independent investigation of, the disclosures by Vanguard that are contained in a Schedule 13G/A filed with the SEC on February 13, 2024.
(17)	The address for RTW Investments, LP, or RTW, is 40 10th Avenue, Floor 7, New York, New York 10014. As of December 31, 2023, consists of 7,423,970 shares of common stock held by RTW and its affiliates. Shared voting power is held for 7,423,970 shares and shared dispositive power is held for 7,423,970 shares. The information contained in this footnote and the table above has been included solely in reliance upon, and without independent investigation of, the disclosures by RTW that are contained in a Schedule 13G/A filed with the SEC on February 14, 2024.
(18)	The address for Armistice Capital, LLC, or Armistice, is 510 Madison Avenue, 7th Floor, New York, New York 10022. As of December 31, 2024, consists of 6,378,000 shares of common stock held by Armistice and its affiliates. Shared voting power is held for 6,378,000 shares and shared dispositive power is held for 6,378,000 shares. The information contained in this footnote and the table above has been included solely in reliance upon, and without independent investigation of, the disclosures by Armistice that are contained in a Schedule 13G filed with the SEC on February 14, 2025.
(19)	The address for BlackRock, Inc., or BlackRock, is 50 Hudson Yards, New York, NY 10001. As of March 31, 2025, consists of 6,274,384 shares of common stock held by BlackRock and its affiliates. Sole voting power is held over 6,177,631 shares and sole dispositive power is held over 6,274,384 shares. The information contained in this footnote and the table above has been included solely in reliance upon, and without independent investigation of, the disclosures by BlackRock that are contained in a Schedule 13G/A filed with the SEC on April 17, 2025.
(20)	The address for Wellington Management Group LLP, or Wellington, is 280 Congress Street, Boston, MA 02210. As of December 29, 2024, consists of 94,787,123 shares of common stock held by Wellington and its affiliates. Shared voting power is held for 4,530,210 shares and shared dispositive power is held for 4,787,123 shares. The information contained in this footnote and the table above has been included solely in reliance upon, and without independent investigation of, the disclosures by Wellington that are contained in a Schedule 13G/A filed with the SEC on February 10, 2025.

PROPOSAL 1: ELECTION OF DIRECTORS

Information Regarding Directors and Director Nominees

Board Composition

We currently have a classified board of directors consisting of three classes: Class I, Class II, and Class III. The terms of service of the three classes are staggered so that the term of one class expires each year. At each annual meeting of stockholders, directors are elected for a full term of three years to continue in office or to succeed those directors whose terms are expiring. Our directors hold office until their successors have been elected and qualified, or until the earlier of their resignation or removal.

Our certificate of incorporation and bylaws provide that the authorized number of directors may be changed only by resolution of our Board; that our directors may be removed only for cause by the affirmative vote of the holders of at least 75% of the votes entitled to be cast in an annual election of directors; and that any vacancy on our Board, including a vacancy resulting from an enlargement of our Board, may be filled only by vote of a majority of our directors then in office or at a meeting of stockholders. Our Board is authorized to have eleven directors and currently consists of ten directors, three Class I directors, four Class II directors, and three Class III directors with one vacancy.

There are no family relationships between or among any of our executive officers, directors or director nominees. The principal occupation and employment during the past five years of each of our directors and director nominees was carried on, in each case except as specifically identified below, with a corporation or organization that is not a parent, subsidiary or other affiliate of us. There is no arrangement or understanding between any of our directors or director nominees and any other person or persons pursuant to which he was or is to be selected as a director or director nominee.

Director Nominees

At the Annual Meeting, stockholders will be asked to consider the election of Allan Jacobson, Ph.D., David P. Southwell and Alethia Young. Upon the recommendation of our Nominating and Corporate Governance Committee, our Board has nominated Dr. Jacobson, Mr. Southwell and Ms. Young for election at the Annual Meeting as Class III directors, each to serve until the 2028 annual meeting of stockholders.

Each of Dr. Jacobson, Mr. Southwell and Ms. Young, our director nominees, has indicated his or her willingness to serve on our Board, if elected. If any director nominee should be unable to serve, the person acting under the proxy may vote the proxy for a substitute director nominee designated by our Board. We do not contemplate that any of our director nominees will be unable to serve if elected.

Unless otherwise instructed in the proxy, all proxies will be voted "FOR" the election of each of the director nominees identified above to a three-year term ending in 2028, each such director nominee to hold office until his or her successor has been duly elected and qualified.

A plurality of the voting power of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote is required to elect each director nominee as a director. Proxies cannot be voted for a greater number of persons than the number of nominees named.

Our Board Recommends that You Vote "FOR" the Election of Allan Jacobson, David P. Southwell and Alethia Young.

Biographical Information

The following table and biographical descriptions provide information as of April 21, 2025 relating to each director nominee and each director continuing in office, including age and period of service as a director of our Company; committee memberships; business experience during the past five years, including directorships at other public companies; community activities; and the other experience, qualifications, attributes or skills that led our Board to conclude that such director should serve as a director of PTC.

Class III Director Nominees to be elected at the Annual Meeting (terms expiring in 2025)

Name	Age	Board Tenure, Principal Occupation, Other Business Experience During the Past Five Years and Other Directorships

Allan Jacobson, Ph.D. Development Committee (Chair)	79

Dr. Jacobson is a co-founder of PTC Therapeutics, Inc., and has served as a member of our Board since our inception in 1998, and previously served as Chairman of our Board from 1998 to 2004. From 1994 to 2023, Dr. Jacobson was the Chairman of the Department of Microbiology and Physiological Systems at the University of Massachusetts Chan Medical School, where he is currently the Gerald L. and Zelda S. Haidak Professor of Cell Biology. In 1982, Dr. Jacobson co-founded Applied bioTechnology, Inc., a biotechnology company, and served as its chairman until its sale in 1991. From 1987 to 1990, Dr. Jacobson served as special limited partner at Euclid Partners, a venture capital firm. Dr. Jacobson received a Ph.D. from Brandeis University in 1971, has authored over 100 publications in the field of post-transcriptional control processes and is an elected member of the American Academy of Microbiology and the American Academy of Arts and Sciences and is a co-recipient of the 2023 Gruber Prize in Genetics. We believe that Dr. Jacobson is qualified to serve on our Board because of his service as one of our directors since our inception, his knowledge of our Company and his extensive experience as a founder and leader of new businesses in the life science industry.

David P. Southwell Audit Committee Compensation Committee	64

Mr. Southwell has served as a member of our Board since 2005. From October 2018 to March 2023, he served as the Chief Executive Officer, and a member of the board of directors, of TScan Therapeutics, Inc., a Nasdaq-listed biotechnology company. Previously Mr. Southwell served as President and Chief Executive Officer of Inotek Pharmaceuticals, Inc., a formerly publicly listed biotechnology company from 2014 until its merger with Rocket Pharmaceuticals Inc., a Nasdaq-listed biotechnology company, in 2018. From March 2010 to September 2012, Mr. Southwell served as the Executive Vice President and Chief Financial Officer, and from 2008 to 2010 served as a member of the board of directors, of Human Genome Sciences, Inc., a formerly publicly listed biopharmaceutical company. Prior to joining Human Genome Sciences, he served as Executive Vice President and Chief Financial Officer of Sepracor, Inc., a research-based pharmaceutical company, from June 1994 to March 2008, and as Sepracor's Senior Vice President and Chief Financial Officer, from 1994 to 1995. From August 1988 until 1994, Mr. Southwell was associated with Lehman Brothers Inc., a securities firm, in various positions within the investment banking division. Mr. Southwell currently serves on the board of directors of Rocket Pharmaceuticals. From 2018 to 2019, Mr. Southwell served on the board of directors of Spero Therapeutics, Inc., a Nasdaq-listed biotechnology company. During 2016, Mr. Southwell served on the board of directors of inVentiv Health, Inc., a contract research organization prior to its recapitalization in late 2016. From 2007 to 2016, Mr. Southwell served on the board of directors of THL Credit, Inc., a Nasdaq-listed business development company under

Name	Age	Board Tenure, Principal Occupation, Other Business Experience During the Past Five Years and Other Directorships

the Investment Company Act of 1940. Mr. Southwell received a B.A. from Rice University and an M.B.A. from the Tuck School of Business at Dartmouth College. We believe that Mr. Southwell is qualified to serve on our Board because of his extensive executive leadership experience and knowledge of our industry.

Alethia Young Audit Committee Nominating & Corporate Governance Committee	46

Ms. Young has served as a member of our Board since 2022. Ms. Young has more than 20 years of experience in healthcare and biotech equity research and investing and has served as the Chief Financial Officer of Bicycle Therapeutics PLC, a Nasdaq-listed biopharmaceutical company since June 2023. From April 2022 to June 2023, Ms. Young served as Chief Financial Officer of Graphite Bio, Inc., a Nasdaq-listed biopharmaceutical company. From 2018 to March 2022, Ms. Young served as senior biotech analyst and head of research at Cantor Fitzgerald, managing the equity research department covering small-cap, mid-cap and large-cap biotechnology companies. Prior to joining Cantor Fitzgerald in 2018, Ms. Young held senior biotech analyst positions at Credit Suisse from August 2015 to August 2018 and Deutsche Bank from July 2011 to July 2015. Earlier in her career, she was a research policy analyst and president at Marwood Group, providing healthcare-focused advisory services to institutional investors. She began her career at J.P. Morgan in the investment banking and asset management divisions. Ms. Young served on the board of directors for BUILD NYC from 2021 to 2023. Ms. Young has also served as a member of the board of directors of Pacira BioSciences, Inc., a Nasdaq-listed biopharmaceutical company, since October 2023. She earned a B.A. in Economics and Spanish from Duke University. We believe that Ms. Young is qualified to serve on the Board because of her extensive experience covering the biotechnology industry and her experience as chief financial officer of a biopharmaceutical company.

Class I Directors (terms expiring in 2026)

8
Name	Age	Board Tenure, Principal Occupation, Other Business Experience During the Past Five Years and Other Directorships

Matthew B. Klein, M.D., M.S., F.A.C.S. Chief Executive Officer and Director Development Committee	53

Dr. Klein has been our Chief Executive Officer and served as a member of our Board since March 2023. Dr. Klein joined the Company in October 2019 as Global Head Gene and Mitochondrial Therapies and became Global Head Clinical Development in March 2020, Chief Development Officer in April 2020 and Chief Operating Officer in January 2022. He also serves as a director of PTC Therapeutics International Limited, our international headquarters and indirect wholly owned subsidiary, and as a director of PTC Therapeutics International Holdings Unlimited Company, our wholly owned subsidiary. Prior to joining the Company, Dr. Klein was Chief Executive Officer of BioElectron from 2018 to 2019, and served as a member of the board of directors of BioElectron from 2018 to 2020. Dr. Klein served as the Chief Medical Officer of BioElectron from 2013 to 2019 and was Senior Vice President, Clinical Science at BioElectron from 2012 to 2013. Dr. Klein has also served as a member of the board of directors of ClearPoint Neuro, Inc., a Nasdaq-listed company, since 2020 as our director designee. Dr. Klein has a BA from the University of Pennsylvania, an MD from Yale University School of Medicine and an MS in epidemiology from the University of Washington School of Public Health. We believe that Dr. Klein is qualified to serve on our Board because of his extensive leadership experience and knowledge of our Company and our industry.

Stephanie S. Okey, M.S. Nominating and Corporate Governance Committee (Chair)	65

Ms. Okey has served as a member of our Board since 2018. For over 25 years, from 1987 until 2015, Ms. Okey served in various positions of increasing responsibility in the biopharmaceutical industry, first at Genentech, Inc., followed by 19 years at Genzyme, a Sanofi company, or Genzyme. Ms. Okey’s management experience during her tenure at Genzyme included serving as Senior Vice President, Head of North America, Rare Diseases, and U.S. General Manager, Rare Diseases from August 2012 to July 2015 and as Vice President and General Manager, U.S. Genetic Diseases Business Unit from September 2011 to August 2012. Ms. Okey retired from Genzyme in July 2015. Ms. Okey has served as a member of the board of directors of Crinetics Pharmaceuticals, Inc., a Nasdaq-listed biopharmaceutical company, since July 2019 and Catalent, Inc., a NYSE-listed biopharmaceutical company, since August 2023. In addition, she previously served as a member of the board of directors of the California Life Sciences Association from October 2014 to January 2016, as a member of the board of directors of Orphazyme A/S, a Nasdaq-listed biopharmaceutical company, from March 2021 to May 2022 and as a member of the board of directors of Albireo Pharma, Inc., a Nasdaq-listed biopharmaceutical company, from June 2018 to March 2023. Ms. Okey received a B.S. degree in Zoology from The Ohio State University and a M.S. degree in Immunology and Medical Microbiology from Wright State University. We believe that Ms. Okey is qualified to serve on the Board because of her executive leadership experience and her

8
Name	Age	Board Tenure, Principal Occupation, Other Business Experience During the Past Five Years and Other Directorships

		extensive experience in the commercialization of orphan disease products.
Jerome B. Zeldis, M.D., Ph.D. Nominating and Corporate Governance Committee Development Committee	75

Dr. Zeldis has served as a member of our Board since September 2012. Dr. Zeldis served as the Executive Vice President and Head of Research and Development of NexImmune, Inc., a Nasdaq-listed clinical-stage biotechnology company from January 2021 to March 2023. From August 2016 through March 2020, Dr. Zeldis served as the Chief Medical Officer of Sorrento Therapeutics, Inc., a public clinical-stage biopharmaceutical company. From August 2017 through September 2018, Dr. Zeldis served as the Chief Medical Officer of Celularity, Inc., a biotechnology company. Prior to joining Sorrento, Dr. Zeldis served as Chief Executive Officer of Celgene Global Health and the Chief Medical Officer of Celgene Corporation, a public biopharmaceutical company, where he had been employed since 1997. He previously served as Celgene's Senior Vice President of Clinical Research and Medical Affairs. Previously, Dr. Zeldis served as Assistant Professor of Medicine at Harvard Medical School, Associate Professor of Medicine at University of California, Davis, Clinical Associate Professor of Medicine at Cornell Medical School, and Professor of Clinical Medicine at the Robert Wood Johnson Medical School, Rutgers University. Dr. Zeldis received an A.B. and M.S. from Brown University and a M.Phil., M.D. and Ph.D. in Molecular Biophysics and Biochemistry (immunochemistry) from Yale University. Dr. Zeldis has served on the board of directors of Soligenix, Inc., a Nasdaq-listed biopharmaceutical company, since 2011; NexGel, Inc., a Nasdaq-listed company, since 2020; and has previously served on the board of directors of several public companies including; BioSig Technologies, Inc., a Nasdaq-listed diagnostic company, from 2015 to 2017 and from 2019 to 2020; Alliqua BioMedical, Inc., a Nasdaq-listed biomedical company, from 2011 to 2017; MetaStat, Inc., a medical device company traded on the OTCQB, from 2016 to 2019; and Kalytera Therapeutics, Inc., a pharmaceutical company traded on the TSXV, from 2015 to 2017. We believe that Dr. Zeldis is qualified to serve on our Board because of his executive leadership experience, his knowledge of the biopharmaceutical industry, his extensive role in drug development and clinical studies as well as his directorships in other life science companies.

Class II Directors (terms expiring in 2027)

Name	Age	Board Tenure, Principal Occupation, Other Business Experience During the Past Five Years and Other Directorships

Emma Reeve Audit Committee (Chair) Compensation Committee	64

Ms. Reeve has served as a member of our Board since 2018. Ms. Reeve served as the Senior Vice President and Chief Financial Officer of Constellation Pharmaceuticals, Inc., a Nasdaq-listed biopharmaceutical company, from October 2017 to July 2021, its Treasurer from December 2017 to July 2021 and its Secretary from December 2017 to September 2018. Ms. Reeve served as the Corporate Controller of Parexel International, a Nasdaq-listed life sciences consulting firm and contract research organization, from September 2014 to October 2017 and as interim Chief Financial Officer and corporate controller of Parexel from July 2016 to May 2017. Previously, Ms. Reeve served as Head of Finance and Administration at Novartis Pharma Schweiz, a pharmaceutical company, from May 2012 to August 2014 and as Vice President, Global Head Business Planning and Analysis for Novartis Vaccines and Diagnostics, a division of Novartis, from January 2008 to April 2012. Prior to that, she served as the Chief Financial Officer of Inotek Pharmaceuticals, Inc., and of Aton Pharma, Inc., and in operational and finance roles at Merck Research Laboratories and Bristol Myers Squibb Company. Ms. Reeve has served on the board of directors of Whitehawk Therapeutics, Inc., a Nasdaq-listed biopharmaceutical company, since September 2021. Ms. Reeve previously served on the board of directors of Editas Medicine, Inc., a Nasdaq-listed biopharmaceutical company. Ms. Reeve received a B.Sc. degree in computer science from Imperial College, University of London and is an associate of the Institute of Chartered Accountants in England & Wales. We believe that Ms. Reeve is qualified to serve on the Board because of her extensive executive leadership experience, including her experience as chief financial officer and within the finance department for various companies in our industry.

Michael Schmertzler Chair of the Board Compensation Committee Nominating and Corporate Governance Committee Development Committee	73

Mr. Schmertzler has served as a member of our Board since 2001 and as Chair of our Board since 2004. Mr. Schmertzler served as a director of our UK subsidiary until February 2016. Since 2008, he has been an Adjunct Professor and Lecturer in Economics at Yale University and, since 2018, a Visiting Professor at Yale NUS in Singapore. Mr. Schmertzler also serves as a Charter Trustee of Phillips Academy Andover. Mr. Schmertzler currently also serves as Executive Chairman of SHY Therapeutics, a private biotechnology company, as Executive Chairman of Berryville Holdings and Dispel LLC, private cyber-technology companies, and as a Director of AgNovos, a private biotechnology company. From 2001 to 2015, Mr. Schmertzler served as a Managing Director of Aries Advisors, LLC, the sub-advisor to Credit Suisse First Boston Equity Partners, L.P., a private equity fund, and the Chair of the investment committee of Credit Suisse First Boston Equity Partners, L.P. From 1997 to 2001, Mr. Schmertzler was Co-Head of United States and Canadian Private Equity at Credit Suisse First Boston, an investment banking firm. Prior to 1997, Mr. Schmertzler held various management positions with Morgan

Name	Age	Board Tenure, Principal Occupation, Other Business Experience During the Past Five Years and Other Directorships

Stanley and its affiliates, including President of Morgan Stanley Leveraged Capital Funds and founding Managing Director of Morgan Stanley's biotechnology pharmaceuticals group, and was Managing Director and Chief Financial Officer of Lehman Brothers Kuhn Loeb and Head of International Sales and Trading and Investment Banking at its successor, Lehman Brothers, both investment banking firms. Mr. Schmertzler recently served as a court-appointed director of Lehman Commercial Paper Incorporated, the largest liquidating post-bankruptcy subsidiary of Lehman Brothers Holdings, Incorporated. Mr. Schmertzler also previously served as a member of the board of directors of Cytokinetics, Inc., and Idenix Pharmaceuticals, Inc., both of which were at the time public biopharmaceutical companies. Mr. Schmertzler received a B.A. from Yale College in Molecular Biophysics and Biochemistry, History and City Planning and an M.B.A. from the Harvard Business School. We believe that Mr. Schmertzler is qualified to serve on our Board due to his extensive experience as an investment banking and financial professional, his extensive personal knowledge of our industry and his many years of service as one of our directors.

Mary Smith Audit Committee Compensation Committee	62

Ms. Smith has served as a member of our Board since 2021. Since February 2018, Ms. Smith has served as Vice Chair at the VENG Group, a non-partisan government relations and public affairs firm, consulting clients on business development, strategy, healthcare and corporate governance. Ms. Smith served as Principal Deputy Director (Chief Executive Officer equivalent) from March 2016 to January 2017 and Deputy Director from October 2015 to March 2016 of Indian Health Service, a division of the U.S. Department of Health and Human Services and system of hospitals providing healthcare to over 2.2 million Native Americans in the United States. From July 2014 to April 2015, Ms. Smith served as Special Counsel & Estate Trust Officer at the Office of Special Deputy Receiver Chicago Illinois, managing and advising on mergers and acquisitions for financially troubled insurance companies. Previously, Ms. Smith served as General Counsel at the Illinois Department of Insurance from June 2012 to July 2014, Counselor at the United States Department of Justice, Civil Division from February 2010 to June 2012 and Partner at Schoeman, Updike, Kaufman & Scharf. Earlier in her career, Ms. Smith served in the White House from 1997 to 2001 as Associate Director of Policy Planning in the Domestic Policy Council and later as Associate Counsel to the U.S. President in the White House Counsel’s Office. Ms. Smith received a B.S. degree in mathematics and computer science from Loyola University Chicago and a J.D. degree from the University of Chicago Law School. Additionally, Ms. Smith, who is Native American and an enrolled member of the Cherokee Nation, started a foundation, the Caroline and Ora Smith Foundation, to train Native American girls in science, technology, engineering and math. We believe that Ms. Smith is qualified to serve on our Board because of her executive leadership experience, personal knowledge of the healthcare industry and corporate governance experience.

Name	Age	Board Tenure, Principal Occupation, Other Business Experience During the Past Five Years and Other Directorships

Glenn D. Steele Jr., M.D., Ph.D. Compensation Committee (Chair) Development Committee	80

Dr. Steele has served as a member of our Board since 2015. Dr. Steele has served as the Chairman of xG Health Solutions, a health care redesign and optimization company affiliated with Geisinger Health System, from 2013 to 2018. From 2001 until 2015, Dr. Steele served as President and Chief Executive Officer of Geisinger Health System, an integrated health services organization in central and northeastern Pennsylvania. Dr. Steele previously served as the dean of the Biological Sciences Division and the Pritzker School of Medicine and vice president for medical affairs at the University of Chicago, as well as the Richard T. Crane Professor in the Department of Surgery. Prior to that, he was the William V. McDermott Professor of Surgery at Harvard Medical School, president and chief executive officer of Deaconess Professional Practice Group, Boston, MA, and chairman of the department of surgery at New England Deaconess Hospital (Boston, MA). Dr. Steele has served on the board of directors of several companies, including Wellcare Health Plans Inc., a NYSE-listed managed care company, from 2009 to 2019. We believe that Dr. Steele is qualified to serve on our Board because of his leadership and business experience, extensive experience in the health care industry, and his service on the boards of directors of other public companies.

PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed the firm of Ernst & Young LLP, an independent registered public accounting firm, to audit our books, records and accounts for the fiscal year ending December 31, 2025. This appointment is being presented to the stockholders for ratification at the Annual Meeting.

Ernst & Young LLP has served as our auditor since 2010, and has served as our independent registered public accounting firm beginning in connection with our initial public offering in 2013. Ernst & Young LLP has no direct or indirect material financial interest in our Company or our subsidiaries. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will be given the opportunity to make a statement on the firm’s behalf if they so desire. The representatives also will be available to respond to appropriate questions.

Our Audit Committee is solely responsible for selecting our independent registered public accounting firm for 2025. Although we are not required to submit the appointment to a vote of the stockholders, our Board believes that it is appropriate as a matter of good corporate governance to request that the stockholders ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm.

If the stockholders do not ratify the appointment, our Audit Committee will investigate the reasons for stockholder rejection and may reconsider its appointment of Ernst & Young LLP as our independent registered public accounting firm for 2025 and may appoint another independent registered public accounting firm. Even if the appointment is ratified, our Audit Committee in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of our Company and our stockholders.

A majority of the voting power of the shares of common stock cast on this matter is required to approve this proposal. Unless otherwise instructed in the proxy, all proxies will be voted "FOR" the ratification of Ernst & Young LLP.

Our Board Recommends that You Vote "FOR" the Ratification of Ernst & Young LLP as our Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2025.

Fees Paid to Independent Registered Public Accounting Firm

The following table sets forth the fees incurred for services performed by Ernst & Young LLP during fiscal years 2024 and 2023:

Nature of Service	2024	2023
Audit Fees(1)	$2,699,993	$2,417,712
Audit Related Fees	$—	$—
Tax Fees(2)	$218,831	$215,023
All Other Fees(3)	$—	$30,200
Total:	$2,918,825	$2,662,935
(1)	"Audit Fees" represent fees for the respective fiscal year for professional services for the audit of our annual financial statements, the review of financial statements included in our quarterly financial statements, accounting consultations, and other services that are normally provided by the independent registered public accounting firm in connection with other statutory or regulatory requirements including, services rendered relating to our registration statement filings with the SEC and public offerings of our common stock and services rendered in connection with the audit of the Company’s internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act.

(2)	"Tax Fees" is primarily for services rendered in connection with international tax matters, including services rendered for tax compliance and tax advice.
(3)	This category consists of fees for any other products or services provided by Ernst & Young LLP not described above. The services for fees in 2023 are related to licensed accounting research software and pre-implementation procedures resulting from the new ERP system.

Our Audit Committee determined that the provision of the non-audit services by Ernst & Young LLP described above is compatible with maintaining Ernst & Young LLP’s independence.

Audit Committee Pre-Approval Policy and Procedures

Our Audit Committee as a whole, or through its Chair, pre-approves all audit and non-audit services (including fees) to be provided by the independent registered public accounting firm. Our Audit Committee has delegated to the Chair of our Audit Committee the authority to pre-approve non-audit services not prohibited by law to be performed by Ernst & Young LLP and associated fees, provided that the Chair of our Audit Committee reports any decisions to pre-approve such services and fees to the full Audit Committee at its next regular meeting. All services provided by Ernst & Young LLP during 2024 and 2023 were pre-approved by the Audit Committee.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee has reviewed and discussed the audited financial statements of PTC Therapeutics, Inc. for the fiscal year ended December 31, 2024 with management.

The Audit Committee has discussed with Ernst & Young LLP, our independent registered public accounting firm, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by Public Company Accounting Oversight Board Rule 3526 regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, and has discussed Ernst & Young LLP’s independence from us with Ernst & Young LLP.

Based on the review and discussions referred to in the foregoing paragraphs, the Audit Committee recommended to the Board that the audited financial statements as of and for the year ended December 31, 2024 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

By the Audit Committee of the
Board of Directors of PTC Therapeutics, Inc.

Emma Reeve, Chair
Mary Smith
David P. Southwell
Alethia Young

EXECUTIVE OFFICERS

The following table and biographical descriptions provide information as of April 21, 2025 relating to each of our executive officers, other than Dr. Klein, who also serves as a director of the Company. Dr. Klein’s biographical information is presented above in this proxy statement under the heading "Proposal 1: Election of Directors—Biographical Information."

Name	Age	Board Tenure, Principal Occupation, Other Business Experience During the Past Five Years and Other Directorships

Neil Almstead, Ph.D. Chief Technical Operations Officer	58

Dr. Almstead has served as our Chief Technical Operations Officer since December 2018. Dr. Almstead has been employed with PTC since 2000. He served as our Executive Vice President, Research, Pharmaceutical Operations and Technology from January 2015 to December 2018, Senior Vice President, Research and CMC from July 2008 to December 2014 and Senior Vice President, Chemistry and CMC from January 2007 to June 2008. Prior to joining PTC, Dr. Almstead served as Project Manager at Procter & Gamble Company, a publicly traded consumer products company. Dr. Almstead has co-authored more than 75 publications and patents pertaining to the design and synthesis of lead candidate compounds for genetic disorders, oncology and inflammatory diseases. Dr. Almstead received a B.S. from Clarkson University and a Ph.D. in Organic Chemistry from the University of Illinois at Urbana-Champaign.

Mark E. Boulding Executive Vice President and Chief Legal Officer	64

Mr. Boulding has served as our Executive Vice President and Chief Legal Officer since March 2012, and previously served as our Senior Vice President and General Counsel from April 2002 to February 2012 and our Corporate Secretary from 2002 to 2017. He also serves as co-secretary of two subsidiaries of PTC. Prior to joining us, Mr. Boulding served as General Counsel, Executive Vice President and Secretary of MedicaLogic/Medscape, Inc., a provider of digital health records software and healthcare information, from May 2000 to April 2002. From June 1999 to May 2000, Mr. Boulding served as the General Counsel, Vice President and Secretary of Medscape, Inc., a provider of online health information and education. Mr. Boulding previously was a partner in two Washington, D.C.-based law firms. Mr. Boulding received a J.D. from the University of Michigan and a B.A. from Yale College.

Lee Golden, M.D. Executive Vice President and Chief Medical Officer	57

Dr. Golden has served as our Executive Vice President and Chief Medical Officer since April 2023 and previously served as our Chief Medical Officer from January 2022 to April 2023 and our SVP, Head of Global Clinical Development from May 2020 to January 2022. Prior to joining PTC, Dr. Golden served as Chief Medical Officer of Espero Pharmaceuticals, Inc, a former privately-held, development-stage cardiovascular pharmaceutical company, from October 2018 to May 2020 and as Chief Medical Officer of Gemphire Therapeutics, Inc., a former publicly traded clinical-stage biopharmaceutical company, from October 2016 to September 2018. Dr. Golden has also served on the board of directors of Coagulation Sciences LLC, a privately held blood transfusion medical device company, since December 2021. Dr. Golden received a B.S. from the

		University of Michigan and an MD from New York University School of Medicine.

Pierre Gravier Chief Financial Officer	40

Mr. Gravier has served as our Chief Financial Officer since July 2023. Prior to joining the Company, Mr. Gravier served as Managing Director of Perella Weinberg Partners, or Perella Weinberg, a global independent investment banking firm, from 2013 to July 2023. While employed at Perella Weinberg, Mr. Gravier focused on the biopharmaceutical and pharmaceutical services sectors, advising clients on a range of transactions including mergers and acquisitions, joint ventures and licensing arrangements, and capital raises across the equity, debt, royalty and convertible securities markets. Mr. Gravier has served as a member of the board of directors of Cassava Sciences, Inc., a Nasdaq-listed biopharmaceutical company, since December 2023. Mr. Gravier holds a Master’s Degree in Finance from ESCP Business School and a Master of Science in Bioengineering from the University of Technology of Compiègne.

Eric Pauwels Chief Business Officer	64

Mr. Pauwels has served as our Chief Business Officer since April 2020. Mr. Pauwels has 40 years of healthcare experience in biopharmaceuticals and medical devices. Mr. Pauwels joined the Company in March 2015 as Senior Vice President and General Manager of the Americas. He also serves as a director of one of our subsidiaries. From September 2011 until March 2015, Mr. Pauwels was the Chief Commercial Officer and President of International for NPS Pharmaceuticals, a publicly traded biopharmaceutical company that was acquired by Shire plc. In 2011, Mr. Pauwels was the Chief Marketing Officer of Accuray Inc. From 2005 to 2010 Mr. Pauwels served as the first Chief Commercial Officer for the Shire Rare Disease Business. Mr. Pauwels earned his B.S. from California State Polytechnic University in Pomona, California.

Christine Utter Senior Vice President, Chief Accounting Officer and Head of People Services	47

Ms. Utter has served as our Chief Accounting Officer since June 2019. Ms. Utter joined the Company in 2010 as the Assistant Controller, became Senior Vice President, Finance, in January 2017 and Principal Financial Officer in June 2017 and served in such capacity until June 2019. From 2005 until 2009, Ms. Utter was the Assistant Corporate Controller of Barrier Therapeutics. Prior to 2005, Ms. Utter held positions as a financial analyst at Engelhard Corporation and as an auditor at both Ernst & Young LLP and Arthur Andersen. Ms. Utter holds a B.S. in accounting from The College of New Jersey and is a certified public accountant.

There are no family relationships between or among any of our executive officers or directors. There is no arrangement or understanding between any of our executive officers or directors and any other person or persons pursuant to which he or she was or is to be selected as an executive officer director.

EXECUTIVE COMPENSATION

This section describes the material elements of compensation awarded to, earned by or paid to our named executive officers, who, for fiscal year 2025, are:

●	Matthew B. Klein, M.D., M.S., F.A.C.S., Chief Executive Officer;
●	Pierre Gravier, Chief Financial Officer;
●	Eric Pauwels, Chief Business Officer;
●	Lee Golden, M.D, Executive Vice President and Chief Medical Officer; and
●	Neil Almstead, Ph.D., Chief Technical Operations Officer

Additionally, this section discusses the principles underlying our decisions with respect to the compensation of our named executive officers, as well as qualitative information regarding the manner and context in which compensation is awarded to and earned by our named executive officers, and is intended to provide context for the data presented in the tables and narrative that follow.

Compensation Discussion and Analysis

Executive Summary

Our executive compensation program is intended to be competitive with our peers and to motivate our executive team to achieve our short-term and long-term strategy for creating stockholder value with a significant portion of our executive officers’ compensation being “at risk”. Base salaries are reviewed annually by our Compensation Committee to ensure that they are competitive against our peers and appropriate for each executive's responsibilities. Our Compensation Committee established a cash incentive program based on corporate goals set at the beginning of the year with further consideration being given to each named executive officer’s individual performance over the past year. The corporate rating for the 2024 cash incentive program was 145% of target and the individual performance modifier ranged from 1.05 to 1.15 for our named executive officers. Our Compensation Committee continued to focus the majority of our named executive officers’ compensation in equity awards consisting of stock options and restricted stock units. Approximately 45% of the named executive officers’ 2024 annual equity awards, in the aggregate, was comprised of stock options, based upon the grant date fair value of the awards, and the remainder was in restricted stock units. This is consistent with our Compensation Committee’s belief that stock options are most effective in aligning our named executive officers’ motivations with our shareholders' long-term interests.

Dr. Klein, our Chief Executive Officer, was also granted two performance stock unit, or PSU, awards in December 2024. The PSUs from the first award, or the Stock Price PSUs, vest based upon the achievement of certain per share stock price targets during the five years following the grant. The second PSU award, or the Performance PSUs, and together with the Stock Price PSUs, the Target PSUs, vest based on the achievement of certain challenging development, regulatory and revenue milestones during the five years following the grant. The Target PSUs were made to reflect the success of the Company during 2024, while emphasizing goals and growth that need to be achieved in the future.

The 2024 total compensation values reported in the Summary Compensation Table of this proxy were below the median compared to both the 2023 and 2024 peer groups for all named executive officers employed at the end of 2024.

2024 Say on Pay Vote

Pursuant to Section 14A of the Exchange Act, at our 2024 annual meeting of stockholders, our stockholders voted, in an advisory manner, on a proposal to approve our named executive officers’ compensation, which is commonly referred to as the “say-on-pay” vote.

The 2024 non-binding say-on-pay vote was approved by our stockholders with approximately 98.1% of the votes cast in favor of the overall compensation of our named executive officers, including related compensation philosophy, policies and practices. We were pleased with the continued strong support from our stockholders and continue to evaluate our executive compensation program on an ongoing basis.

Executive Compensation Objectives and Philosophy

Our compensation policies and programs are intended to:

●	drive the achievement of key corporate milestones and the execution of our long-term growth strategy by placing a significant portion of named executive officer compensation "at risk",
●	attract and retain well-qualified executive management, and
●	align the interests of our executive officers and long-term stockholders.

“At-risk” compensation drives executive focus on achievement of our short- and long-term goals. Under our executive compensation program, a significant majority (88.1% and 75.6%, respectively) of our Chief Executive Officer’s and other named executive officers’ primary compensation elements in 2024 (comprised of base salary, annual cash incentive at target, and the grant date fair market value of the annual equity award) were variable based on our annual performance against pre-established goals or our stock price, as shown below:

Primary compensation elements in 2024

(base salary, annual cash incentive at target, and equity award)

The equity award portion of our Chief Executive Officer’s and other named executive officers’ 2024 primary compensation consisted of stock options and restricted stock units. Dr. Klein, our Chief Executive Officer, additionally received the Target PSUs in December 2024. The Stock Price PSUs consist of a target award of 15,625 PSUs that vest based upon achievement of certain per share stock price targets during the five years following the grant, with the opportunity to earn up to an additional 15,625 PSUs for achievement of an additional, higher per share stock price target, as described further below. The Performance PSUs consist of a target award of 12,500 PSUs that vest upon the achievement of certain challenging development, regulatory and revenue milestones during the five years following the grant, with the opportunity to earn up to an additional 12,500 PSUs for over-achievement of the goals, as further described below. The Target PSUs, including the additional PSUs, remain subject to additional time-based vesting requirements following the achievement of the applicable milestones.

The Target PSUs had a grant date fair value of $1,304,156, assuming achievement of the relevant milestones. The achievement of the applicable milestones for the Target PSUs and of the additional above-target milestones must occur in the five years following the grant, by December 31, 2029. Our Compensation Committee determined it was appropriate to grant the Target PSUs to Dr. Klein in recognition of the Company’s exceptional performance in 2024. The Target PSU grants were structured to encourage and reward his future performance and the Company’s success. Our Chief Executive Officer and other named executive officers may only realize value on the stock options they received in connection with their annual equity awards if our stock price increases above the exercise price and such increased value is maintained through the vesting and exercise date. We believe that structuring the primary compensation of our Chief Executive Officer and other named executive officers with a high percentage of performance-based and equity-related compensation as illustrated above strongly aligns with stockholders’ interests.

We believe that our annual cash incentive program contributes to the achievement of key short-term goals that drive the success of our long-term growth strategy. Our Compensation Committee works with management to establish corporate objectives under our annual cash incentive program that highlight the Company’s strategic goals and provide appropriate motivation toward the achievement of significant milestones that we believe directly correlate to the long-term enhancement of stockholder value.

Equity awards are typically made at the start of the new year, which is after performance results for the previous year are known and before the results for the new year can be known. The February 2024 equity grant was therefore influenced by our Company’s performance in 2023. As further described in our Summary Compensation Table below, our Chief Executive Officer’s and named executive officers’ 2024 annual equity awards granted in February 2024 were composed of approximately 45% options and 55% restricted stock units, based upon the grant date fair value of the awards. Additionally, in December 2024, Dr. Klein was granted the Target PSUs. The Target PSUs vest based on the achievement of stock price milestones and/or several challenging performance milestones that are related to certain development, regulatory or revenue milestones by the end of 2029, and, if all of the milestones are achieved, Dr. Klein will double his target opportunity, earning a maximum of two times of the Target PSUs. The Target PSUs, including the additional PSUs, remain subject to additional time-based vesting requirements following the achievement of the applicable milestones.

Attract and retain well-qualified executive management. We believe the Company’s growth and success can only be achieved through the contributions of our employees, as led by our executive officers. Our Compensation Committee regularly works with FW Cook, an independent compensation consultant, to understand the competitive landscape and assist in designing and maintaining a compensation program intended to attract, engage and retain high caliber, talented executives capable of executing on our short- and long-term growth strategy.

For compensation decisions made in February 2024, our Compensation Committee utilized data from the 2023 peer group developed with the assistance of its independent compensation consultant as one tool to assist the Compensation Committee with respect to competitive positioning and internal parity for base salary, bonus target under our annual incentive program, and equity awards. Peer group data are a reference point in making compensation decisions, but the Compensation Committee does not utilize peer data in a formulaic manner. As a result, individual pay levels vary based on individual experience, scope of responsibilities, past performance and expectations with respect to future performance and leadership potential.

Peer Group Composition

General.  Our Compensation Committee uses peer group benchmark information developed in coordination with FW Cook to assist it in understanding the range of base salary, target annual incentive compensation, and equity grant levels offered for comparable roles at peer companies. Our Compensation Committee considers the relevance of its compensation peer group based on factors that include the Company’s stage of development, therapeutics focus, market capitalization, revenue and headcount.

2023 Peer Group. Our Compensation Committee directed FW Cook to assist in the development of a reference peer group, which we refer to as the 2023 peer group, for compensation decisions to be made effective in February 2024, including 2024 base salary adjustments, annual cash incentive targets for 2024, and the annual equity awards granted on February 15, 2024 informed by 2023 performance.

In developing the 2023 peer group, with input from FW Cook, the Compensation Committee selected companies within what it considered a relevant market cap range, that have at least one commercial product, have a clinical pipeline, employ an internal sales force and are headquartered on the east coast or the west coast of the United States to align cost-of-living and labor market. Agios Pharmaceuticals, Inc. and Ironwood Pharmaceuticals, Inc. were removed from the peer group because each company’s market cap, combined with other metrics, such as employee headcount and revenue, were no longer in the intended range. Global Blood Therapeutics, Inc. was removed from the peer because it was acquired in 2022. Three new companies were added, Apellis Pharmaceuticals, Inc., Intra-Cellular Therapies, Inc. and United Therapeutics Corporation, with market caps between $6 billion and $10 billion, for a total of 17 peer companies. At the time that the 2023 peer group was approved in June 2023, PTC’s market cap was $3.2 billion, and its trailing 12-month average market cap was $3.3 billion, which was within the $1.5 billion to $10.8 billion range of peers’ trailing 12-month average market caps and near the $4.4 billion median. The 2023 peer group consisted of:

ACADIA Pharmaceuticals Inc.	Alkermes plc	Amicus Therapeutics, Inc.
Apellis Pharmaceuticals, Inc.*	Blueprint Medicines Corp.	Exelixis, Inc.
Fibrogen, Inc.	Insmed, Inc.	Intra-Cellular Therapies, Inc.*
Ionis Pharmaceuticals, Inc.	Jazz Pharmaceuticals plc	Neurocrine Biosciences, Inc.
Pacira BioSciences, Inc.	Sarepta Therapeutics, Inc.	Supernus Pharmaceuticals, Inc.
Ultragenyx Pharmaceutical Inc.	United Therapeutics Corporation*
*	New peer group member in 2023

2024 Peer Group. Our Compensation Committee directed FW Cook to assist in the development of a reference peer group, which we refer to as the 2024 peer group, for compensation decisions to be made effective in January 2025, including 2025 base salary adjustments, annual cash incentive targets for 2025, and the annual equity awards granted on January 3, 2025 informed by 2024 performance. The reference 2024 peer group data was also available when the Compensation Committee granted Dr. Klein the Target PSUs in December 2024.

In developing the 2024 peer group, with input from FW Cook, the Compensation Committee selected companies within what it considered a relevant market cap range, that have at least one commercial product, have a clinical pipeline, employ an internal sales force and are headquartered on the east coast or the west coast of the United States to align cost-of-living and labor market. Fibrogen, Inc., Neurocrine Biosciences, Inc., and United Therapeutics Corporation were removed from the peer group because each company’s market cap, combined with other metrics, such as employee headcount and revenue, were no longer in the intended range. Two new companies were added, Corcept Therapeutics Incorporated and Halozyme Therapeutics, Inc., with trailing 12-month average market caps of $2.6 billion and $5.1 billion, respectively, for a total of 16 peer companies. At the time that the 2024 peer group was approved in June 2024, PTC’s market cap was $2.8 billion, and its trailing 12-month average market cap was $2.8 billion, which was within the $1.5 billion to $10.7 billion range of peers’ trailing 12-month average market caps and near the $4.2 billion median. The 2024 peer group consisted of:

ACADIA Pharmaceuticals Inc.	Alkermes plc	Amicus Therapeutics, Inc.
Apellis Pharmaceuticals, Inc.	Blueprint Medicines Corp.	Corcept Therapeutics Incorporated*
Exelixis, Inc.	Halozyme Therapeutics, Inc.*	Insmed, Inc.
Intra-Cellular Therapies, Inc.	Ionis Pharmaceuticals, Inc.	Jazz Pharmaceuticals plc
Pacira BioSciences, Inc.	Sarepta Therapeutics, Inc.	Supernus Pharmaceuticals, Inc.
Ultragenyx Pharmaceutical Inc.
*	New peer group member in 2024

Individual and Company Performance

When making annual compensation determinations, the Compensation Committee considers each named executive officer’s individual performance over the past year, his contributions to the execution of the Company’s short-term goals and long-term strategy, the Board’s expectations of performance against key strategic, financial and operational objectives in the coming year, and demonstration of executive leadership at the Company.

Individual performance is used together with other information resources to assist in a holistic evaluation of executive compensation. In connection with the close of each fiscal year, our Compensation Committee considers the Company’s performance against the objectives and metrics established for that fiscal year as well as the Company’s total shareholder return for that fiscal year and over the long-term and assigns a corporate rating value, defined as a percentage against goals, to corporate performance based on their assessment of results. This corporate rating is applied, together with the individual performance modifier described below, to determine the amounts earned by each named executive officer under the annual incentive program for the last closed (or closing) fiscal year. Awards under the 2024 annual cash incentive program were determined in January 2025 based on the Compensation Committee’s assessment of individual and Company performance during 2024.

While individual performance is considered in connection with all aspects of executive compensation, the individual performance modifier only directly impacts the value of cash incentive compensation paid to our named executive officers under our annual incentive program. Quantitative weight is assigned to individual performance in the form of an individual performance modifier, which could range from above 1.0 for top performers to 1.0 for employees who consistently deliver on their position requirements and expectations. Performance below these levels can result in the application of an individual performance modifier that is less than 1.0, reducing the annual incentive award below the level determined by corporate performance.

Our Compensation Committee generally considers our Chief Executive Officer’s assessment of each named executive officer’s performance, other than himself, around the end of the fiscal year at the same time that it considers the Company’s performance against the corporate goals established by the Compensation Committee and our Chief Executive Officer’s performance for the applicable fiscal year. Our Chief Executive Officer has overall responsibility for our business strategy, operations and corporate vision and our Compensation Committee generally assesses his performance in the context of the execution of our business strategy and the performance of the Company as a whole over the applicable fiscal year.

As a result, our Compensation Committee considers individual and Company performance during the most recent fiscal year as well as expectations for individual and Company performance during the coming year when setting base salary, target annual cash incentive opportunity and annual equity awards that will become effective in January of the coming year. For example, 2024 base salary adjustments and annual option awards were considered in late 2023 and set in February 2024 after considering Company and individual performance during 2023. At the same time, our Compensation Committee considered the demands that would be placed on our executive team in order to execute our 2024 strategic goals.

For a discussion of the Compensation Committee’s assessment of individual and corporate performance in 2024, which directly impacted annual cash incentive awards for 2024, see “Annual cash incentive program” on page 40. For information concerning individual and corporate performance in 2023, which directly impacted 2024 base salary and equity awards, see “Base salary” below.

Elements of Executive Compensation

The material elements of compensation and the periods of time in which our Compensation Committee made determinations with respect to each element for 2024, other than Dr. Klein’s Target PSUs granted in December 2024 to drive accomplishment of future regulatory and commercial priorities related to our pipeline and our stock price, were as follows:

Element of compensation	2024 compensation determinations finalized in
Base salary	February 2024
Annual cash incentive award	January 2025
Annual equity award	February 2024

Base salary.  Base salary is designed to attract, motivate and retain qualified employees by providing a consistent source of cash flow throughout the year as compensation for performance of day-to-day responsibilities. The Compensation Committee considers responsibilities of the position; background and experience; individual, team, and corporate performance and personal contribution; and market data when determining this component of compensation.

2024 base salary determinations. Base salary determinations for 2024 were discussed in December 2023, set in February 2024 and became effective as of March 1, 2024. Our Compensation Committee set 2024 base salaries near the median of our 2023 peer group for the named executive officers overall, subject to relatively modest individual variation based on experience, proficiency, and importance of their role. The Compensation Committee determined 2024 salaries taking into account each of the named executive officers’ different contributions during 2023 and expectations for 2024.

Tabular presentation of base salary adjustments in 2024.  The table below sets forth our named executive officers salaries, as determined by our Compensation Committee, for fiscal year 2024:

	2024	Increase over
	base salary rate	2023 base salary rate
Name	($)	(%)
Matthew Klein	$901,000	14.3%
Pierre Gravier	$546,000	4.0%
Eric Pauwels	$573,900	4.0%
Lee Golden	$553,000	5.3%
Neil Almstead	$566,000	6.1%

Annual cash incentive program.  Our annual cash incentive program is intended to motivate and reward our named executive officers to achieve and exceed annual goals and milestones that are expected to advance our long-term growth strategy. Both pre-established corporate goals and individual contributions toward these goals factor into the amount earned under the program. The corporate goals established under the program are tied to the Company’s operating plan for the applicable year and have typically been focused on the achievement of specific research, clinical, regulatory, commercial, financial, compliance or operational milestones developed in collaboration with our Compensation Committee. Our Compensation Committee strives to establish goals that challenge our management team and other employees to be “ever better” in accordance with the PTC Expectations and provide them with targets that are only achievable with exceptional effort. Achievement of these goals is viewed as conducive to the creation of stockholder value because the goals are designed to be consistent with our short-term and long-term strategic priorities.

Mechanics of annual cash incentive program.  Each named executive officer has the potential to realize a pre-established target value tied to a percentage of his salary, with the risk of earning no bonus and the ability to earn up to two times target. The 2024 target for Dr. Klein was 80% of his base salary, increased from 75% in 2023, and the 2024 target for each of the other named executive officers was 50% of such named executive officer’s salary, increased from 45% in 2023.

In connection with the close of each fiscal year, our Compensation Committee considers the Company’s performance against the objectives and metrics established for that fiscal year as well as the Company’s total shareholder return for that fiscal year and over the long-term and assigns a value to corporate performance based on the Compensation Committee’s assessment of results. The amounts that could be achieved under the corporate performance segment of the annual incentive program are capped at two times target. The program permits the exercise of both negative and positive discretion based on our Compensation Committee’s view of overall corporate performance during the year (subject to the maximum award cap). The corporate rating for the 2024 cash incentive program, as determined in November 2024, was 145% for the named executive officers, as further discussed below.

Individual performance is considered in the manner described under “Individual and Company Performance” on page 39, with a maximum quantitative modifier for individual performance in 2024 of up to 1.15.

The combination of corporate and individual performance is applied using the following formula:

Base Salary	X	Target Annual Incentive (%)	X	Corporate Rating (%)	X	Individual Performance Modifier	=	Incentive Award

Company goals and results under the 2024 annual incentive program.   The goals and key performance indicators, or KPIs, used to evaluate the goals established by our Compensation Committee for 2024, and our performance under such goals and KPIs, were as follows:

Deliver on financial performance. The purpose of this goal was to manage cash flow to support long-term growth of the Company. Three KPIs were established for this to assess its achievement; one relating to revenue, one relating to managing operating expenses and one relating to business development.

The revenue KPI was to achieve 2024 full-year total revenues between $600 million and $680 million. This KPI was considered exceeded as 2024 total revenue was approximately $806.8 million. The revenue achievement included outstanding commercial performance from the Company’s Duchenne muscular dystrophy, or DMD, franchise against strong headwinds in the European Union, or EU, where Translarna marketing authorization’s future had been uncertain and against challenges in the U.S. to Emflaza following loss of exclusivity in February 2024. Due to the efforts of multiple teams, we continued to receive solid revenue contributions from both Translarna and Emflaza. Additionally, we continue to expand the Translarna geographic footprint to enter into new markets in the Middle East/North Africa and Latin America regions.

The operating expense KPI was to manage use of cash to support long-term growth in accordance with approved budget by having 2024 full-year U.S. Generally Accepted Accounting Principles, or GAAP, research and development, or R&D, expense plus GAAP selling, general and administrative, or SG&A, expense between $740 and $835 million and non-GAAP R&D expense plus non-GAAP SG&A expense between $660 and $755 million, excluding estimated non-cash, stock based compensation expense of approximately $80 million, with up to $90 million of payments upon achievement of regulatory success-based milestones from previous acquisitions, of which up to $65 million will be recorded as R&D operating expense. This KPI was considered achieved as GAAP R&D plus SG&A expense for 2024 was approximately $835.4 million and non-GAAP R&D plus SG&A expense was $760.8 million, with the slight additional spend being attributed to the unexpected continued commercialization of Translarna in the EU and the preparation of additional New Drug Application, or NDA, submissions not initially contemplated, both of these items being considered overall positives.

The business development KPIs were to achieve (i) an in-licensing transaction that provided near-term revenue and (ii) to identify a potential partner for a research strategic partnership. Both of these KPIs were achieved as we entered into a License and Collaboration Agreement with Novartis Pharmaceuticals Corporation, or Novartis, relating to our PTC518 Huntington’s disease, or HD, program, which included the Company receiving an upfront cash payment of $1.0 billion and we identified potential partners for a research strategic partnership.

Overall, this goal was considered exceeded as we achieved or outperformed all of our KPIs under the goal. Additionally, we strengthened our cash position, and reduced our operating expenses in some instances, by (i) selling the Priority Review Voucher, or PRV, which we received upon the U.S. Food and Drug Administration’s, or FDA, approval of Kebilidi for $150 million, (ii) selling our gene therapy manufacturing business, and (iii) reducing our footprint at our headquarters for space no longer needed.

Advance research and development programs. The purpose of this goal was to advance both late-stage programs and early-stage programs in our pipeline, and we grouped two sets of KPIs for this goal, one related to our clinical programs and one related to our research programs. Our first set of KPIs was related to advancing our late stage programs: (i) submit a Marketing Authorization Application, or MAA, to the European Medicines Authority, or EMA, and an NDA to the FDA for sepiapterin for the treatment of phenylketonuria, or PKU; (ii) complete enrollment in our Phase 2 study of PTC518 for the treatment of HD and announce 12-month interim results from the full Phase 2 study; (iii) prepare and submit global regulatory packages to support expansion of Translarna outside of Europe; (iv) submit a biologics license application, or BLA, to the FDA for Upstaza; (v) deliver results from our Phase 2 placebo-controlled study of utreloxastat for the treatment of amyotrophic lateral sclerosis; and (vi) submit an NDA to the FDA for vatiquinone for the treatment of Friedreich’s ataxia, or FA. This KPI was achieved as all of our regulatory filings were submitted and data from trials were announced per our stated goals. Our second set of KPIs related to advancing our early-stage research programs by advancing two lead optimization programs and at least one early-stage program to lead optimization. This KPI was achieved as we advanced two programs beyond lead optimization and two programs moved to lead optimization. Overall, this goal was considered achieved as all of the KPIs were achieved. Additionally, we received FDA approval for Kebilidi and received additional regulatory approvals for Upstaza in other countries, our NDA submissions for both sepiapterin and ataluren were accepted by the FDA, and our PTC518 program for HD received FDA fast track designation and orphan designations in both Europe and the United States.

Building the “Enduring PTC Engine” to benefit our patients. The purpose of this goal was to move the organization towards long-term success by continuing to develop the Company’s people, processes, systems and environment. This goal was considered achieved due to multiple achievements affecting the Company’s day-to-day operations, including: continuing to support our organization via commitment to our strengths-based learning culture, winning multiple work-based culture awards and maintaining a highly engaged workforce with a low level of voluntary turnover; integrating and streamlining our operations to drive performance, improve quality and compliances; increase efficiency with a focus on enterprise systems; enhancing our digital strategy, including leveraging data analytics and AI to increase productivity, including deploying an internal enterprise AI tool for company-wide use, and heightening cybersecurity protocols and implementation; maintaining a safe working environment, prioritizing environmental sustainability across the Company and at all facilities, and consolidating our New Jersey headquarters and laboratory operations into more energy efficient sites.

The recommendations of Dr. Klein, our Chief Executive Officer, who, with input from the other named executive officers, assessed the Company’s performance against corporate goals for 2024, were also considered. As part of the assessment, the Compensation Committee also took into consideration how the achievement of our corporate goals expanded the long-term outlook of the Company and the impact on all of its stakeholders. In November 2024, our Compensation Committee determined that 2024 performance against the overall corporate objectives, goals and metrics, including qualitative assessment of the importance of the achievements to long-term success, warranted a corporate rating of 145% for the named executive officers. The primary reason for the above-target rating was that the Company had a year of high execution leading to the extraordinary accomplishments that occurred in 2024, including both prespecified goals that were delivered on-time and additional value-creating achievements.

Individual performance in 2024. For individual performance in 2024, our Compensation Committee considered the following key accomplishments and contributions by each of our named executive officers during 2024 and Dr. Klein’s recommendations with respect to performance ratings for all named executive officers, other than himself, and provided each with an individual performance modifier rating:

Name/Rating	Key performance factors in 2024
Matthew Klein/1.1	• Key contributions: strategy, leadership, vision, execution
• Oversaw all critical aspects of our business and operations, including work towards all corporate goals, via active supervision of direct reports
• Led successful year of execution across all company functions as all corporate goals were achieved or exceeded, including 2024 revenue that was above budget

• Led focus on our culture, which we view as a strategic advantage, and in hiring and retaining our employees, which continues to be critical to our success and continued growth

Pierre Gravier/1.15	• Key contributions: led growing global finance team with increased complexity in support of all finance-related activities (such as revenue, tax, purchase accounting, debt and cash management)

•    Led negotiation of License and Collaboration Agreement with Novartis relating to our PTC518 program, in which we received an upfront payment of $1.0 billion on the effective date and can receive up to $1.9 billion in development, regulatory and sales milestones, a 40% share of U.S. profits and losses, and tiered double-digit royalties on ex-U.S. sales.

• Negotiated sale of the PRV which we received upon the FDA’s approval of Kebilidi for $150 million
• Effective management of operating expenses enabling strong position of over $1.1 billion in cash, cash equivalents and marketable securities at December 31, 2024

Eric Pauwels/1.05	• Key contributions: business strategy, development and execution of commercial and business development functions
• Delivered outstanding 2024 revenue, exceeding the initial revenue goal
• Strong commercial successes for Translarna and Emflaza despite headwinds against both products
• Led geographic expansion of commercial products into emerging markets in Middle East and North Africa as well as into Latin America

Lee Golden/1.05	• Key contributions: development strategy, clinical operations, pharmacovigilance
• Continued to execute development strategy for multiple teams, including clinical development, clinical operations and pharmacovigilance
• Oversaw on-time completion of enrollment for Phase 2 study of PTC518 for HD and successful readout of 12-month interim results from the full Phase 2 study
• Oversaw clinical work on BLA submission of Kebilidi to the FDA and follow-up FDA interactions, leading to Company’s first FDA approval of one of its treatments

•    Oversaw submissions of three NDAs to the FDA in 2024; sepiapterin for the treatment of PKU, ataluren for the treatment of nonsense mutation Duchenne muscular dystrophy, or nmDMD, and vatiquinone for the treatment of FA, all of which were subsequently accepted by the FDA

Neil Almstead/ 1.1	• Key contributions: research, supply chain, technical operations, manufacturing, facilities
• Oversaw CMC work on BLA submission of Kebilidi to the FDA and follow-up FDA interactions, leading to Company’s first FDA approval of one of its treatments

•    Oversaw consolidation of our office and laboratory footprint including successful transition into new corporate headquarters in Warren, NJ and successful sale of gene therapy manufacturing business and related space

• Reorganization of Research Department with focus on key innovative PTC platforms of splicing and ferroptosis and inflammation

Amounts earned under 2024 annual incentive program.  Our named executive officers earned the amounts set forth in the table below based on our Compensation Committee’s determinations with respect to the Company’s corporate rating of 145% and the individual performance modifiers under the 2024 annual cash incentive program:

		2024 corporate rating
	Target	and individual
	incentive	performance	2024 amount
Name*	(% of salary)	modifier (%)	awarded ($)
Matthew Klein	80%	159.5%	$1,149,700
Pierre Gravier	50%	166.8%	$455,200
Eric Pauwels	50%	152.3%	$436,900
Lee Golden	50%	152.3%	$421,000
Neil Almstead	50%	159.5%	$451,400

Annual equity award. A significant portion of our executive compensation program in 2024 and in prior years has been in the form of an annual equity award that vests over a four-year period.

The “Stock Award” and "Options Awards" columns of our Summary Compensation Table set forth the full grant date fair value of the restricted stock units and stock option awards, respectively, granted to each named executive officer in February 2024, calculated in accordance with the provisions of Financial Accounting Standards Board Accounting Standard Codification, Topic 718, or FASB ASC Topic 718. These amounts do not represent the actual value realized by the named executive officers in 2024; in fact, no portion of the applicable equity awards vested until February 2025.

Our Compensation Committee views time-vested stock option awards as an important tool to align the interests of our named executive officers with the interests of our stockholders and believes that this form of equity is most effective at rewarding successful execution of our long-term growth strategy. The time vesting feature of the annual equity award, for both the stock options and restricted stock units, is also intended to promote continued employment and retention of executives.

In determining the size of the annual equity awards granted to our named executive officers, our Compensation Committee considers the Company’s performance during the year prior to grant, the individual’s key contributions to our execution of our short-term and long-term goals during that year, as well as expectations for the Company’s and the individual’s performance in the new year, including the individual’s potential for enhancing the long-term creation of value for our stockholders. Our Compensation Committee also considers information provided by its independent compensation consultant, including information regarding comparative stock ownership of, and equity awards received by, the executives in our peer group and our industry. Our Compensation Committee also considers matters of internal pay equity as well as individual expectations based on historic Company practices. In addition, our Chief Executive Officer provides his recommendations to our Compensation Committee for each named executive officer other than himself.

Timing, pricing, material terms, of other matters related to equity awards.  All grants to our named executive officers must be approved by our Compensation Committee. Annual equity awards are generally granted at predetermined meetings of the Compensation Committee, in the beginning of the calendar year when the prior year can be reviewed, and were held in January in 2022, 2023 and in February in 2024. The annual equity awards consider the prior year’s performance more than the current year’s, because the Compensation Committee does not know the results of the coming year at the time of grant. As a result, performance in the previous year is a key factor in determining the grant amount.

Specifically, the equity awards granted in February 2024, which are disclosed in the Summary Compensation Table, were impacted by our Compensation Committee’s assessment of 2023 performance and expectations for 2024. We viewed 2023 as a challenging year due to the negative opinions from the Committee for Medicinal  Products for Human Use related to converting Translarna’s conditional marketing authorization to a full marketing authorization and to the continuation of Translarna’s conditional marketing authorization; and, we also did not make certain proposed regulatory submissions by the end of 2023, although progress achieved in 2023 allowed us to be in position to make the submissions in 2024. Our Compensation Committee’s assessment of 2024 performance and expectations for 2025 were factors in determining the equity awards granted in January 2025, which will be discussed in next year’s Summary Compensation Table.

The exercise price for annual stock option awards is set at the closing price of the Company’s common stock on the date of the grant. Annual stock option awards granted to employees, including our named executive officers, since our initial public offering have generally vested over a four-year period, with 25% of the shares underlying such options vesting one year after grant and 6.25% of the shares vesting at the end of each successive three-month period thereafter. The restricted stock units granted to our named executive officers in 2022, 2023 and 2024 vest over a four-year period, with 25% of the shares vesting one year after grant, and an additional 25% of the shares vesting annually thereafter.

Additionally, in February 2024, the Compensation Committee granted a small number of additional restricted stock units to members of our senior management team, which included our named executive officers, other than Dr. Klein. These additional restricted stock units vest over a two-year period, with 50% of the shares vesting one year after grant, and the remaining 50% of the shares vesting two years after the grant. No named executive officer that received the additional restricted stock unit awards received an award with a value greater than $154,000.

During the last fiscal year, neither the Board nor the Compensation Committee took material nonpublic information into account when determining the timing or terms of stock options, except that if the Company determined that it was in possession of material nonpublic information on an anticipated grant date, the Compensation Committee deferred the grant until a date on which the Company was not in possession of material nonpublic information. Equity awards are not granted in anticipation of the release of material nonpublic information, and the release of material nonpublic information is not timed on the grant dates of such equity awards. We have not timed the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation. During fiscal 2024, we did not grant stock options to any named executive officer during any period beginning four business days before and ending one business day after the filing of any Form 10-Q or 10-K, or the filing or furnishing of a Form 8-K that discloses material nonpublic information.

2024 equity award determinations. In allocating equity awards among the named executive officers, our Compensation Committee considered individual performance in the context of both the Company’s achievements during 2023, as well as our Chief Executive Officer’s assessment and recommendations for each of the named executive officers. The Compensation Committee also considered the prevalence of restricted stock unit grants within the 2023 peer group and the usefulness of restricted stock units in managing the Company’s burn rate and equity compensation dilution.

Based on the factors detailed above, our Compensation Committee granted the stock option awards and restricted stock units described under the “Tabular presentation of annual equity awards in 2024” below to our named executive officers, pursuant to our Amended and Restated 2013 Long-Term Incentive Plan, on February 15, 2024. The value of all equity awards granted to named executive officers in 2024 was below the median value in the peer group, including the value of all the additional restricted stock units granted to named executive officers and including the target value of Dr. Klein’s Target PSUs.

In addition, in December 2024, our Compensation Committee awarded Dr. Klein the Target PSUs. Our Compensation Committee granted the Target PSUs to Dr. Klein to recognize the Company’s success in 2024, with the awards structured to encourage continued future performance.

The Stock Price PSUs vest upon the achievement of certain per share stock price targets for the Company’s publicly traded shares to reach over the next five years. The 15,625 Stock Price PSUs vest if the average closing price of our common stock over 90 consecutive trading days equals or exceeds a target price, or the Target Price (subject to equity adjustment to reflect dividends or other changes to our capitalization during the performance period). An additional 15,625 PSUs vest if the average closing price of our common stock over 90 consecutive trading days equals or exceeds one and one-third times the Target Price, or the Above-Target Price, so the PSU allows earnout to two times target. Upon achievement of the relevant condition, the Stock Price PSUs, including the additional PSUs, remain subject to additional time-based vesting, with one-half of the earned shares vesting immediately upon the achievement of the milestone and the remaining shares vesting on the anniversary date of the achievement of the milestone. The Target Price and Above-Target Price are maintained by the Company as confidential and proprietary information and, therefore, the Compensation Committee believes that the disclosure of such information prior to completion of the performance period would result in competitive harm to the Company.

The Performance PSUs vest upon successful achievement of certain development, regulatory or revenue milestones over the next five years. These milestones cannot be disclosed publicly without creating competitive harm. The 12,500 Performance PSUs vest upon successful completion of a specified development, regulatory or revenue milestone. An additional 12,500 PSUs vest upon successful completion of a second specified development, regulatory or revenue milestone. Upon achievement of the relevant performance condition, the Performance PSUs, including the additional PSUs, remain subject to additional time-based vesting, with one-half of the earned shares vesting immediately upon the achievement of the milestone and the remaining shares vesting on the anniversary date of the achievement of the milestone.

Tabular presentation of annual equity awards in 2024. The table below sets forth the grant date fair value of the equity awards made to each of our named executive officers in February 2024, calculated in accordance with the provisions of FASB ASC Topic 718.

	Stock Option	Restricted Stock	Target PSU	2024 grant date
Name	award (#)(1)	Unit award (#)	award (#)	fair value ($)
Matthew Klein (2)	175,000	70,000	28,125	$5,378,931
Pierre Gravier	47,500	22,100	—	$720,484
Eric Pauwels	55,000	24,300	—	$801,118
Lee Golden	50,000	22,600	—	$741,367
Neil Almstead	47,500	25,000	—	$794,985
(1)	Each stock option has an exercise price of $25.69, the closing price of our common stock on February 15, 2024, the date of grant.
(2)	Dr. Klein’s equity awards include the Target PSUs, assuming achievement of the relevant stock price and performance milestones. As discussed above, the Target PSUs have the potential to be earned at two times target.

Severance Benefits.  Each of our named executive officers has an employment agreement that entitles such executive to certain cash payments and other benefits in the event such officer’s employment is terminated (other than for “cause”) or the Company undergoes a change in control. See “Employment Agreements with Executive Officers” on page 51 for additional information with respect to the employment agreements in general and “Potential Payments Upon Termination or Change in Control (2024)” on page 56 for additional information concerning specific severance payments and other benefits that our named executive officers may be entitled to receive under their employment agreements.

We believe the benefits under these employment agreements are consistent with market practice. The change in control provisions are intended to help to promote a continuity of management during a corporate transaction, while the severance arrangements are used primarily to attract, retain and motivate well-qualified executive management. Each employment agreement includes restrictive covenants (such as non-compete and non-solicitation provisions) that would apply, to the extent permissible by state law, in the event of the named executive officer’s termination, which our Board believes helps us protect our value.

Our change in control benefits are “double trigger” benefits. A “double trigger” benefit means that a change in control, by itself, would not trigger benefits. Instead, benefits would be paid only if the employment of the named executive officer is terminated during a specified period before or after the change in control. We believe this structure would help us secure the continued employment and focus of our named executive officers during change in control negotiations in which they believe they may lose their jobs.

Other Elements of Compensation.  Our named executive officers are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees. We maintain broad-based benefits that are provided to eligible employees, including health, dental, life and disability insurance and our 401(k) savings and retirement plan, or 401(k) plan. During 2024, we provided a 100% matching contribution for up to the first 6%, subject to applicable federal limits, of each contributing employee’s eligible compensation under our 401(k) plan. The matching contribution is subject to vesting at the rate of 25% at the end of each year of employment, for an employee’s first four years of employment, following which the matching contribution vests at 100% upon receipt. We do not maintain an executive perquisite program or any guaranteed or funded retirement plan benefits other than the matching contributions under our 401(k) plan, which we make available to all employees. Our named executive officers are also eligible to participate in our employee stock purchase plan, or ESPP, which is available on the same basis to other employees. Additionally, all of our employees, including our named executive officers, are reimbursed for all business-related travel, including air travel to and from their respective residences.

Stock Ownership Guidelines

In December 2016, our Board adopted Executive and Director Stock Ownership Guidelines, or Guidelines. The purpose of the Guidelines is to encourage ownership of the Company’s common stock by our executive officers and directors, promote the alignment of the long-term interests of our executive officers and directors with the long-term interests of the Company’s stockholders, and to further promote our commitment to sound corporate governance. The Guidelines are applicable to our executive officers and our non-employee directors.

Under the Guidelines, executive officers and non-employee directors must acquire target common stock ownership levels within five years of the date that the individual became subject to the Guidelines. The target common stock ownership levels are specified as shares of our common stock (including unvested restricted stock units) with a value equal to a multiple of the three-year average cash compensation (sum of base salary plus annual cash incentive program award) in the case of executive officers, and a multiple of the three-year average cash Board retainer, in the case of non-employee directors, as follows:

●	Three times (3x) three year average cash compensation for the Chief Executive Officer;
●	One times (1x) three year average cash compensation for each other executive officer; and
●	Three times (3x) three year average cash Board retainer for non-employee directors.

Individuals covered by the Guidelines are expected to achieve their target ownership level by the fifth anniversary of their becoming subject to the Guidelines, or they will become subject to a requirement to hold 50% of their after tax profit shares until compliance is achieved. Ownership levels were measured as of December 15, 2024 to determine compliance with the Guidelines. As of December 15, 2024, all named executive officers and non-employee directors were in compliance with the Guidelines or within the grace period for compliance.

Insider Trading, Prohibition Against Pledging, and Anti-Hedging Policies

In light of restrictions under applicable securities laws, we have adopted an Insider Trading Policy governing the purchase, sale, and other dispositions of Company securities by our directors, officers, employees, designated consultants and other covered persons. We believe our Insider Trading Policy is reasonably designed to promote compliance with insider trading laws, rules and regulations, and Nasdaq listing standards. A copy of our Insider Trading Policy is filed as Exhibit 19.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

The Insider Trading Policy prohibits trades in our common stock that would violate these laws, and it also imposes other restrictions such as blackout periods and prior notification and/or clearance requirements intended to protect against inadvertent violations of these laws. This policy also prohibits all employees, executive officers and directors from purchasing Company securities on margin, borrowing against Company securities held in a margin account, or pledging Company securities as collateral for loans as well as prohibits engaging in hedging or similar transactions, engaging in any short sales of our common stock or any purchases or sales of puts or calls for speculative purposes. In addition, this policy prohibits any employees of the Company with a title of “Senior Vice President” or above, or any non-employee directors from trading in the Company’s securities unless the transaction is done either through pre-clearance by our Chief Legal Officer or Chief Financial Officer or through a Rule 10b5-1 plan which satisfies the applicable affirmative defense conditions of Rule 10b5-1 of the Exchange Act.

Adjustment or Recovery of Awards—Clawback Provisions

We have adopted a compensation clawback policy in accordance with Rule 10D-1 of the Exchange Act, and Nasdaq listing standards that is applicable to all of our current or former executive officers, or the Covered Persons. The clawback policy is administered by our Compensation Committee. In the event we are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under U.S. federal securities laws, including any required restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period, it is our policy to recover reasonably promptly the amount of erroneously awarded incentive-based compensation received by Covered Persons. The recovery of such compensation applies regardless of whether an executive engaged in misconduct or otherwise caused or contributed to the requirement for the accounting restatement.

Further, under Section 304 of the Sarbanes-Oxley Act, if we are required to restate our financial results due to material noncompliance with any financial reporting requirements as a result of misconduct, our Chief Executive Officer and Chief Financial Officer could be required to reimburse the Company for (1) any bonus or other incentive-based or equity-based compensation received during the twelve months following the first public issuance of the non-complying document, and (2) any profits realized from the sale of our securities during those twelve months.

Tax Considerations

We are generally entitled to a U.S. federal income tax deduction with respect to compensation income paid to our service providers. However, section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, generally disallows a tax deduction to public companies for compensation in excess of $1 million paid in any one year to each of certain of the Company’s current and former executive officers. While the Compensation Committee generally considers the financial accounting and tax implications to us of its executive compensation decisions, neither element was a material consideration in the compensation awarded to our named executive officers in 2024. The Compensation Committee has and will continue to review on a periodic basis the effect of Section 162(m) and may use its judgment to authorize compensation payments that may be in excess of the limit when it believes such payments are appropriate, and in the best interests of our company and our stockholders.

Compensation Committee Report

The Compensation Committee furnishes the following report:

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management. Based on this review and discussion, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the Compensation Committee of the
Board of Directors of PTC Therapeutics, Inc.

Glenn D. Steele, Jr., M.D., Ph.D., Chair
Emma Reeve
Michael Schmertzler
Mary Smith
David P. Southwell

Summary Compensation Table

The following table sets forth information regarding compensation awarded to, earned by or paid to our named executive officers during the years indicated:

						Non-equity
						incentive
				Stock	Option	plan	All other
		Salary	Bonus	awards	awards	compensation	compensation	Total
Name and principal position	Year	($)(1)	($)	($)(2)	($)(2)	($)(3)	($)(4)	($)
Matthew B. Klein(5)	2024	882,167	—	2,998,300	2,361,006	1,149,700	19,591	7,410,765
Chief Executive Officer	2023	747,222	—	4,545,380	3,152,305	472,800	19,318	8,937,025
	2022	598,417	—	1,562,100	2,451,800	379,500	17,482	5,009,299

Pierre Gravier(6)	2024	542,500	—	567,749	640,845	455,200	21,360	2,227,654
Chief Financial Officer	2023	245,000	—	1,035,320	1,358,045	94,500	1,610	2,734,475

Eric Pauwels	2024	570,217	—	624,267	742,031	436,900	25,056	2,398,470
Chief Business Officer	2023	549,117	—	709,560	941,850	198,600	13,463	2,412,590
	2022	530,533	—	640,080	1,506,960	304,900	12,239	2,994,712

Lee Golden(7)	2024	548,333	—	580,594	674,573	421,000	23,538	2,248,039
Executive Vice President and Chief Medical Officer	2023	507,917	—	863,369	814,842	189,000	19,868	2,394,995

Neil Almstead	2024	560,600	—	642,250	640,845	451,400	23,713	2,318,808
Chief Technical Operations Officer	2023	531,000	—	670,140	758,713	192,100	22,823	2,174,776
	2022	514,833	—	548,640	1,291,680	294,900	20,238	2,670,291

(1)	Base salary determinations for 2024 were set by our Compensation Committee in February 2024 and became effective as of March 1, 2024.
(2)	These amounts do not represent the actual value realized by the named executive officers during the respective year. The amounts reported in the "Stock awards" and "Option awards" columns reflect the full grant date fair value of share-based compensation awarded during the applicable fiscal year computed in accordance with the provisions of FASB ASC Topic 718.

The stock option values were calculated using the Black-Scholes option pricing model. See Notes 2 and 10 to our audited financial statements for the fiscal year ended December 31, 2024, included in our 2024 Annual Report on Form 10-K for the fiscal year ended December 31, 2024 for information regarding assumptions underlying the valuation of equity awards.

The grant date fair value of Dr. Klein’s Stock Price PSUs was calculated in accordance with ASC 718 using a Monte-Carlo simulation model since they are subject to a market condition. The grant date fair values of the Stock Price PSUs vesting at the Target Stock Price and the Above-Target Stock Price are $640,000 and $560,000, respectively.

(3)	Represents cash awards earned by our named executive officers under our annual incentive program.

(4)	The amounts reported in the “All other compensation” column in 2024 reflect, for each named executive officer, PTC’s 401(k) plan matching contribution and group term life insurance premiums paid by the Company, and for Dr. Almstead, an amount under an employee-wide health incentive program.
(5)	Dr. Klein also serves as a member of our Board but does not receive any additional compensation for his service as a director. Dr. Klein’s stock and options awards for 2024 include an aggregate of 28,125 Target PSUs and the opportunity to earn 28,125 additional PSUs for above-target performance. On the date of grant, for purposes of accounting recognition as required by the Summary Compensation Table, the grant date fair value for the Stock Price PSUs was calculated in accordance with ASC 718 using a Monte-Carlo simulation model since they are subject to a market condition. On the date of the grant, for purposes of accounting recognition as required by the Summary Compensation Table, the Performance PSUs were valued at $0 as the achievements of the performance goals have not yet been deemed probable. The maximum value of the Performance PSUs on the grant date assuming achievement of all performance conditions was $579,625 for the Performance PSUs and $579,625 for the additional, above-target Performance PSUs.
(6)	This individual was not a named executive officer in 2022 and therefore compensation information for that year is not provided.

Grants of Plan-Based Awards in 2024

The following table sets forth information concerning each grant of an award made in 2024 to the named executive officers under any Company compensation plan.

									All Other
								All other	Option		Grant Date
		Estimated Future Payouts			Estimated Future Payouts			Stock	Awards:	Exercise or	Fair Value of
		Under Non-Equity Incentive			Under Equity Incentive			Number of	Number of	base price	Stock and
		Plan Awards(1)			Plan Awards			Shares of	Securities	of Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Stock units	Underlying	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)(2)	Options (#)(3)	($/Sh)(4)	($)(5)
Matthew Klein (6)	2/15/2024				—	—	—	—	175,000	$25.69	$2,361,006
	2/15/2024				—	—	—	70,000	—	$25.69	$1,798,300
	12/13/2024				—	15,625	31,250	—	—	$46.37	$1,200,000
	12/13/2024				—	12,500	25,000	—	—	$46.37	$—
		—	$720,800	$1,441,600
Pierre Gravier(7)	2/15/2024				—	—	—	—	47,500	$25.69	$640,845
	2/15/2024				—	—	—	19,000	—	$25.69	$488,110
	2/15/2024				—	—	—	3,100	—	$25.69	$79,639
		—	$273,000	$546,000
Eric Pauwels	2/15/2024				—	—	—	—	55,000	$25.69	$742,031
	2/15/2024				—	—	—	22,000	—	$25.69	$565,180
	2/15/2024				—	—	—	2,300	—	$25.69	$59,087
		—	$286,950	$573,900
Lee Golden(8)	2/15/2024				—	—	—	—	50,000	$25.69	$674,573
	2/15/2024				—	—	—	20,000	—	$25.69	$513,800
	2/15/2024				—	—	—	2,600	—	$25.69	$66,794
		—	$276,500	$553,000
Neil Almstead	2/15/2024				—	—	—	—	47,500	$25.69	$640,845
	2/15/2024				—	—	—	19,000	—	$25.69	$488,110
	2/15/2024				—	—	—	6,000	—	$25.69	$154,140
		—	$283,000	$566,000
(1)	Amounts represent potential awards under the annual cash incentive program, which equal a specified percentage of the participant’s 2024 base salary. Dr. Klein could earn, at target, an amount equal to 80% of his base salary, and each other named executive officer that is currently employed by the Company can earn, at target, an amount equal to 50% of his respective base salary. No definitive threshold value was established by the Compensation Committee in 2024.

The amount reflected under “Maximum” is the largest potential award that was achievable by each named executive officer in 2024, which is two times the target. The maximum award may not be increased above this limitation to reflect the individual performance modifier. Since 2020, individual payouts under the annual cash incentive program to named executive officers have ranged from a low of 80% to a high of 166.8%, in each case based on the combination of the corporate rating and the individual performance modifier as described above in “Mechanics of annual cash incentive program” on page 40.

The actual amounts earned by each named executive officer are set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. For more information on the annual cash incentive program in 2024, please see “Compensation Discussion and Analysis—Annual cash incentive program” on page 40.

(2)	Two restricted stock units were granted in 2024 to each of our named executive officers, other than Dr. Klein. The larger grant vests in four equal installments over four years, with the initial 25% vesting on the anniversary date of grant. The smaller grant vests in two equal installments over two years, with the initial 50% vesting on the anniversary date of the grant.
(3)	Other than as described herein, all of the options granted in 2024 to each of our named executive officers vest over four years, with 25% of the shares underlying such options vesting on the first anniversary of the grant date and 6.25% of the shares vesting at the end of each successive three-month period thereafter.
(4)	The exercise price is the closing price of PTC common stock, as traded on the Nasdaq Global Select Market on the date of the respective grant. For more information on stock options granted to the named executive officers in 2024, please see “Compensation Discussion and Analysis—Annual equity award” on page 44.
(5)	This column represents the full grant date fair value of stock options and restricted stock units granted to each of the named executive officers in 2024, as calculated in accordance with FASB ASC Topic 718. These amounts do not represent the actual value realized by the named executive officers during 2024.
(6)	On December 13, 2024, Dr. Klein was granted an aggregate of 28,125 Target PSUs and the opportunity to earn 28,125 additional PSUs for above-target performance. On the date of grant, for purposes of accounting recognition as required by the Summary Compensation Table, the grant date fair value for the Stock Price PSUs was calculated in accordance with ASC 718 using a Monte-Carlo simulation model since they are subject to a market condition. The grant date fair values of the Stock Price PSUs vesting at the Target Stock Price and Above-Target Stock Price are $640,000 and $560,000, respectively. On the date of the grant, for purposes of accounting recognition as required by the Summary Compensation Table, the Performance PSUs were valued at $0 as the achievements of the performance goals have not yet been deemed probable. The maximum value of the Performance PSUs on the grant date assuming achievement of all performance conditions was $579,625 for the target Performance PSUs and $579,625 for the additional, above-target Performance PSUs.

Employment Agreements with Executive Officers

We have employment agreements with all of our named executive officers, entered into on the dates referenced below. The employment agreements established initial base salaries and a minimum annual cash incentive opportunity, calculated as a percentage of each executive’s annual base salary. Actual amounts earned under the annual cash incentive program, and any increases to base salary or annual cash opportunity, are determined by our Compensation Committee.

These agreements provide that employment will continue until either we or the applicable named executive officer provides written notice of termination in accordance with the terms of the agreement. Under the terms of their respective employment agreements, each executive is entitled to receive an annual base salary (subject to annual review and increase, but not decrease) and participate in our annual cash incentive program (subject to the discretion of the Board). Each named executive officer is also entitled to participate in any employee benefit plans that we make available to senior executives (including group life, medical, dental and other insurance, retirement, profit-sharing and similar plans). In addition, we have agreed to indemnify each of our named executive officers in any action or proceeding arising out of his service to us, unless he or she initiates such action or proceeding. These indemnification obligations require us, among other things, to indemnify such named executive officer for certain expenses, including attorneys’ fees, that are incurred by him, and to advance him such expenses upon request.

In addition, each of these agreements prohibits our named executive officers from disclosing confidential information and competing with us during the term of their employment and for a specified time thereafter, to the extent permissible by state law. Upon execution and effectiveness of a release of claims, each of our named executive officers will be entitled to severance payments and other benefits if his employment is terminated under specified circumstances. The terms of the agreements are intended to attract and retain our named executive officers by providing them with a measure of financial security, which balanced against our need to protect our value through the use of restrictive covenants (such as non-compete and non-solicitation provisions) in the event of the officer’s termination.

Matthew Klein, our Chief Executive Officer, entered into an employment agreement with us on October 28, 2019, when he joined the Company as Global Head of Gene and Mitochondrial Therapies. Dr. Klein’s employment agreement was amended on April 11, 2020, when Dr. Klein was promoted to Chief Development Officer and on January 7, 2022, when Dr. Klein was promoted to Chief Operating Officer. Dr. Klein’s employment agreement was amended and restated on April 18, 2023, when he was promoted to Chief Executive Officer. The terms of Dr. Klein’s employment agreement are materially consistent with the terms of the employment agreements discussed above.

Pierre Gravier, our Chief Financial Officer, entered into an employment agreement with us on July 13, 2023, when he was appointed as our Chief Financial Officer. The terms of Mr. Gravier’s employment agreement are materially consistent with the terms of the employment agreements discussed above.

Eric Pauwels, our Chief Business Officer, entered into an employment agreement with us on March 9, 2015, when he joined the Company as Senior Vice President & General Manager - Americas. Mr. Pauwels’ employment agreement was amended on April 16, 2020, when Mr. Pauwels was promoted to Chief Business Officer. The terms of Mr. Pauwels’ employment agreement are materially consistent with the terms of the employment agreements discussed above.

Lee Golden, our Executive Vice President and Chief Medical Officer, entered into an employment agreement with us on May 4, 2020, when he joined the Company as Senior Vice President, Head of Global Clinical Development. Dr. Golden’s employment agreement was amended on January 6, 2022, when Dr. Golden was promoted to Chief Medical Officer. Dr. Golden’s employment agreement was amended on April 28, 2023, when Dr. Golden was promoted to Executive Vice President & Chief Medical Officer. The terms of Dr. Golden’s employment agreement are materially consistent with the terms of the employment agreements discussed above.

Neil Almstead, our Chief Technical Operations Officer, entered into an employment agreement with us on May 22, 2013, when he was our Senior Vice President, Research & CMC. The terms of Dr. Almstead’s employment agreement are materially consistent with the terms of the employment agreements discussed above.

For information concerning severance payments and other benefits that our named executive officers may be entitled to receive under their employment agreements see "Potential Payments Upon Termination or Change in Control (2024)" on page 56.

Outstanding Equity Awards at December 31, 2024

The following table sets forth information regarding outstanding stock options, restricted stock awards and restricted stock units held by our named executive officers as of December 31, 2024:

	Option awards					Stock awards
										Equity incentive		Equity incentive
										plan awards:		plan awards:
	Number of	Number of				Number of		Market value		number of		market or payout
	securities	securities				shares of		of shares of		unearned shares,		value of unearned
	underlying	underlying		Option		stock that		stock that		units or other		shares, units or
	unexercised	unexercised		exercise	Option	have not		have not		rights that have		other rights that
	options	options		price	expiration	vested		vested		not vested		have not vested
Name	exercisable(#)	unexercisable(#)		($/share)	date	(#)		($)		(#)		($)
Matthew Klein	86,314	-		$38.98	10/24/2029
	50,000	-		47.49	4/15/2030
	49,218	3,282.00	(1)	66.49	1/5/2031
	50,000	-		38.10	1/6/2032
	36,093	16,407.00	(2)	38.10	1/6/2032
	28,437	36,563.00	(3)	39.42	1/4/2033
	24,375	40,625.00	(5)	52.96	4/17/2033
	—	175,000.00	(7)	25.69	2/14/2034
						2,250	(8)	$101,565
						10,500	(9)	$473,970
						19,500	(10)	$880,230
						19,500	(11)	$880,230
						37,500	(12)	$1,692,750
						70,000	(14)	$3,159,800
										150,000	(16)	$6,771,000
										31,250	(17)	$1,410,625
										25,000	(18)	$1,128,500
Pierre Gravier	20,312	44,688	(6)	$39.82	7/12/2033
	—	47,500	(7)	25.69	2/14/2034
						19,500	(13)	$880,230
						19,000	(14)	$857,660
						3,100	(14)	$139,934

Eric Pauwels	70,000	—		$66.15	4/7/2025
	20,411	—		30.86	1/3/2026
	2,488	—		11.32	2/24/2026
	8,423	—		11.23	1/2/2027
	30,594	—		18.01	1/2/2028
	26,950	—		33.02	1/21/2029
	28,210	—		51.16	1/28/2030
	50,000	—		47.49	4/15/2030
	55,781	3,719	(1)	66.49	1/5/2031
	43,312	19,688	(2)	38.10	1/6/2032
	19,687	25,313	(3)	39.42	1/4/2033
		55,000	(7)	25.69	2/14/2034
						2,550	(8)	$115,107
						8,400	(9)	$379,176
						13,500	(10)	$609,390
						22,000	(14)	$993,080
						2,300	(14)	$103,822
Lee Golden	40,500	—		$47.06	5/10/2030
	21,656	1,444	(1)	66.49	1/5/2031
	6,875	3,125	(2)	38.10	1/6/2032
	9,342	4,248	(2)	38.10	1/6/2032
	4,987	6,413	(3)	39.42	1/4/2033
	7,875	13,125	(4)	52.85	4/23/2033
	—	50,000	(7)	25.69	2/14/2034
						990	(8)	$44,689
						3,000	(9)	$135,420
						4,078	(9)	$184,081
						7,980	(10)	$360,217
						6,300	(15)	$284,382
						20,000	(14)	$902,800
						2,600	(14)	$117,364	—
Neil Almstead	55,000	—		$30.86	1/3/2026
	17,500	—		18.01	1/2/2028
	72,500	—		33.02	1/21/2029
	17,500	—		33.02	1/21/2029
	69,500	—		51.16	1/28/2030
	55,781	3,719	(1)	66.49	1/5/2031
	37,125	16,875	(2)	38.10	1/6/2032
	15,858	20,392	(3)	39.42	1/4/2033
		47,500	(7)	25.69	2/14/2034
						2,550	(8)	$115,107
						7,200	(9)	$325,008
						12,750	(10)	$575,535
						19,000	(14)	$857,660
						6,000	(14)	$270,840

(1)	This option vests over four years, with 25% of the shares underlying the option vesting on January 6, 2022 and 6.25% of the shares underlying the option vesting quarterly thereafter beginning on April 6, 2022.
(2)	This option vests over four years, with 25% of the shares underlying the option vesting on January 7, 2023 and 6.25% of the shares underlying the option vesting quarterly thereafter beginning on April 7, 2023.
(3)	This option vests over four years, with 25% of the shares underlying the option vesting on January 5, 2024 and 6.25% of the shares underlying the option vesting quarterly thereafter beginning on April 5, 2024.
(4)	This option vests over four years, with 25% of the shares underlying the option vesting on April 24, 2024 and 6.25% of the shares underlying the option vesting quarterly thereafter beginning on July 1, 2024.
(5)	This option vests over four years, with 25% of the shares underlying the option vesting on April 18, 2024 and 6.25% of the shares underlying the option vesting quarterly thereafter beginning on July 18, 2024.

(6)	This option vests over four years, with 25% of the shares underlying the option vesting on July 13, 2024 and 6.25% of the shares underlying the option vesting quarterly thereafter beginning on October 13, 2024.
(7)	This option vests over four years, with 25% of the shares underlying the option vesting on February 15, 2025 and 6.25% of the shares underlying the option vesting quarterly thereafter beginning on May 15, 2025.
(8)	This restricted stock unit vests in four equal annual installments, commencing on January 6, 2022.
(9)	This restricted stock unit vests in four equal annual installments, commencing on January 7, 2023.
(10)	This restricted stock unit vests in four equal annual installments, commencing on January 5, 2024.
(11)	This restricted stock unit vests in four equal annual installments, commencing on April 18, 2024.
(12)	This restricted stock unit vests in four equal annual installments, commencing on December 29, 2023.
(13)	This restricted stock unit vests in four equal annual installments, commencing on July 13, 2024.
(14)	This restricted stock unit vests in four equal annual installments, commencing on February 15, 2025.
(15)	This restricted stock unit vests in four equal annual installments, commencing on April 24, 2024.
(16)	The 75,000 PSUs vest upon satisfaction of certain performance goals relating to regulatory milestones that are achieved prior to December 31, 2025. Upon achievement of the relevant performance condition, the PSU remains subject to additional time-based vesting, with one-third of the shares underlying the PSU vesting immediately upon the achievement of the milestone and the remaining shares underlying the PSU vesting in two equal amounts on each successive anniversary date of the achievement of the milestone. The additional 75,000 PSUs for above-market performance vest upon satisfaction of certain performance goals relating to regulatory milestones that are achieved prior to December 31, 2025. Upon achievement of the relevant performance condition, the additional PSUs remains subject to additional time-based vesting, with one-third of the shares underlying the additional PSUs vesting immediately upon the achievement of the milestone and the remaining shares underlying the additional PSUs vesting in two equal amounts on each successive anniversary date of the achievement of the milestone.
(17)	The 15,625 Stock Price PSUs vest upon satisfaction of certain performance goals relating to stock price milestones that are achieved prior to December 31, 2029. Upon achievement of the relevant performance condition, the Stock Price PSUs remain subject to additional time-based vesting, with one-half of the shares underlying the Stock Price PSUs vesting immediately upon the achievement of the milestone and the remaining shares underlying the Stock Price PSUs vesting on the first anniversary date of the achievement of the milestone. The additional 15,625 PSUs for above market performance vest upon satisfaction of an additional, higher stock price milestone that is achieved prior to December 31, 2029. Upon achievement of the relevant performance condition, the additional PSUs remain subject to additional time-based vesting, with one-half of the shares underlying the additional PSUs vesting immediately upon the achievement of the milestone and the remaining shares underlying the additional PSUs vesting on the first anniversary date of the achievement of the milestone.
(18)	The 12,500 Performance PSUs vest upon satisfaction of certain performance goals relating to revenue, development or regulatory milestones that are achieved prior to December 31, 2029. Upon achievement of the relevant performance condition, the Performance PSUs remain subject to additional time-based vesting, with one-half of the shares underlying the Performance PSUs vesting immediately upon the achievement of the milestone and the remaining shares underlying the Performance PSUs vesting on the first anniversary date of the achievement of the milestone. The additional 12,500 PSUs for above market performance vest upon satisfaction of certain performance goals relating to regulatory milestones that are achieved prior to December 31, 2029. Upon achievement of the relevant performance condition, the additional PSUs remain subject to additional time-based vesting, with one-half of the shares underlying the additional PSUs vesting immediately upon the achievement of the milestone and the remaining shares underlying the additional PSUs vesting on the first anniversary date of the achievement of the milestone.

Option Exercises and Stock Vested in 2024

The following table sets forth information concerning stock options that were exercised and restricted stock and restricted stock units that vested during 2024.

All stock option exercises and sales effected by our named executive officers during 2024 were pursuant to Rule 10b-5 plans adopted in accordance with our Insider Trading Policy. For additional information on our Insider Trading Policy, see “Compensation Discussion and Analysis—Insider Trading, Prohibition Against Pledging and Anti-Hedging Policies” above.

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on Vesting	Value Realized on
Name	Exercise (#)	Exercise ($)(1)	(#)(2)	Vesting ($)(3)
Matthew Klein	—	$—	51,750	$1,746,638
Pierre Gravier	—	$—	6,500	$216,255
Eric Pauwels	—	$—	14,948	$411,336
Lee Golden	—	$—	10,002	$285,704
Neil Almstead	69,550	$73,557	12,950	$359,945
(1)	Values realized upon stock option exercises are calculated based on the difference between the market price of PTC common stock at the time of exercise and the exercise price of the option.
(2)	This column represents the vesting of restricted stock awards and restricted stock units granted in 2020, 2021, 2022 and 2023.
(3)	The value realized for restricted stock was determined by multiplying the number of shares that vested by the market price of PTC common stock on the date of vesting.

Potential Payments upon Termination or Change in Control (2024)

As described below, each of our named executive officers has an employment agreement with us that entitles such executive to certain cash payments or other benefits in the event such officer’s employment is terminated or the Company undergoes a change in control.

Pre-Conditions to Severance and Restrictive Covenants

The receipt of severance benefits by a named executive officer is conditioned upon the execution and non-revocation of a separation and release of claims agreement. These agreements include standard continued assistance and cooperation clauses and require reconfirmation of each executive’s commitment to abide by the non-competition, non-solicitation and confidentiality provisions of their employment agreements.

Pursuant to non-competition provisions in the employment agreements, each named executive officer has agreed that for, in the case of Dr. Klein, 24 months, in the case of Mr. Gravier, 15 months, and in the case of each other named executive officer, 18 months following his separation from the Company he or she will not engage in or assume any role involving directly or indirectly our field of interest, including, among other things, the research, development and commercialization of products relating to therapies for certain genetic disorders or diseases, including Duchenne muscular dystrophy and other therapeutic targets, mechanisms of action and/or therapies in which the Company has a research, development or commercialization program.

In addition, to the extent permissible by state law, non-solicitation provisions in the employment agreements also prohibit each named executive officer for a period of, in the case of Dr. Klein, 24 months, in the case of Mr. Gravier, 15 months, and in the case of each other named executive officer, 18 months following separation from the Company from soliciting, directly or indirectly, any customers, partners, vendors, employees or contractors. Each agreement includes confidentiality provisions and assignment of invention provisions that do not expire following a separation of employment.

Definitions

A named executive officer’s termination by the Company would generally be considered "without cause" unless our Board determined in writing that: there was a willful and continued failure by the named executive officer to substantially perform his duties or responsibilities; he or she engaged in willful misconduct or gross negligence with detrimental effect to the Company; he or she was convicted of a felony; he or she materially breached a fiduciary duty to the Company; or he or she materially breached the terms of his employment agreement.

Unless the named executive officer has consented to any of the following, his decision to terminate his employment with the Company would generally be considered "for good reason" (following a failure of the Company to cure the condition) if: he or she was required to relocate more than 50 miles (or to New York City), or in the case of Mr. Gravier, outside of California for a period of longer than three months; there was a material adverse change in his responsibilities or a material reduction in his base compensation; the Company materially breached his employment agreement (and such breach was not promptly cured); or the Company failed to obtain the assumption of his employment agreement by any successor to the Company. In addition, the failure of the Board to appoint Dr. Klein as our Chief Executive Officer or re-nominate him as a Board member would generally be qualified as "good reason" for Dr. Klein to terminate his employment with us.

A "change in control" would generally be deemed to have occurred if: as a result of a merger or other reorganization, the Company was not the surviving entity; there was a sale of, or agreement to sell, substantially all of the Company’s assets; any person or group acquires or gains control of more than 50% of the Company’s common stock; or, as a result of or in connection with a contested election of directors, the Company’s current Board members (or their approved nominees) ceased to comprise a majority of the Board.

All stock option awards granted since our initial public offering are "double-trigger" awards that require both a change in control and a qualifying termination of employment before vesting is accelerated.

Overview of Payments—Dr. Klein

If we terminate Dr. Klein’s employment without cause or if he terminates his employment with us for good reason, we are obligated to: pay Dr. Klein 24 months of base salary continuation; a pro-rated bonus, based on his separation date, for the year in which termination occurs, based on actual corporate performance; extend the exercise period of certain of his option awards, subject to specified limitations; and, to the extent allowed by applicable law and the applicable plan documents, continue to provide him and certain of his dependents with group health insurance for a period of up to 18 months. Additionally, (i) the portion of any stock option held by Dr. Klein that is unvested at the time of termination shall remain outstanding and eligible to vest for a period of six months following such termination and shall vest on the date or dates that such portion of the stock option would have vested by its terms had Dr. Klein remained employed during such six-month period; provided, that in the event any such stock option was granted to Dr. Klein within the one-year period immediately prior to his termination, fifty percent of the shares of common stock subject to this stock option shall vest on the date that such portion of the stock option would have vested by its terms had Dr. Klein remained employed by the Company, (ii) fifty percent of the portion of any restricted stock units held by Dr. Klein that are subject to solely time-based vesting that would have otherwise vested on the next scheduled vesting date following the date termination occurs shall vest upon such termination, (iii) with regards to his PSUs granted in December 2023, to the extent any of the performance milestones underlying the PSU have not yet occurred as of the termination date, then such PSUs shall remain outstanding until the earlier of (a) the date that is six months following the termination date, or (b) December 31, 2025, which period is referred to as the 2023 PSU Tail Period and, to the extent the applicable performance milestone is achieved before the expiration of the 2023 PSU Tail Period, then one-third of shares subject to the applicable PSU for which the performance milestone was achieved shall vest on the date the performance milestone is achieved, (iv) with regards to the Stock Price PSUs, if termination occurs prior to the performance deadline, and if the Stock Price PSU Termination Closing Price (defined as the higher of (1) the closing price of our common stock on the trading date immediately prior to termination and (2) the average closing price of our common stock over 90 consecutive trading days immediately prior to termination) exceeds the Grant Date Closing Price (defined as the closing price of our common stock on the date of grant), then (a) to the extent that the Stock Price PSU Termination Closing Price is less than the Target Price and no milestone has been previously achieved, a pro rata number of the target Stock Price PSUs shall vest, determined by applying linear interpolation between the Grant Date Closing Price and the Target Price and the number of Stock Price PSUs eligible to vest as of the date of such termination of service, and no portion of the above-target Stock Price PSUs shall vest; (b) to the extent that the Stock Price PSU Termination Closing Price exceeds the Above-Target Price, the target and above-target Stock Price PSUs shall, to the extent not previously vested, vest in full as of the date of termination of service; (c) to the extent that the Stock Price PSU Termination Closing Price equals or exceeds the Target Price but is less than the Above-Target Price, the target Stock Price PSUs, to the extent not previously vested, shall vest in full and a pro rata number of the above-target Stock Price PSUs shall vest, determined by applying linear interpolation between the Target Price and the Above-Target Price and the number of above-target Stock Price PSUs eligible to vest as of the date of such termination of service; and (d) to the extent that the Stock Price PSU Termination Closing Price is less than the Target Price and the first Stock Price PSUs milestone has previously been achieved, the target Stock Price PSUs shall vest in full but no portion of the above-target Stock Price PSUs shall vest, and (v) with regards to the Performance PSUs, if termination occurs prior to the performance deadline, then (a) to the extent that a performance milestone has already been achieved, the Performance PSUs shall, to the extent not previously vested, vest in full and (b) to the extent that a performance milestone has not been achieved, Dr. Klein shall be entitled to a number of Performance PSUs based upon the extent to which the closing price of our common stock on the trading date immediately prior to termination, or the Performance PSU Termination Closing Price, exceeds the Grant Date Closing Price as follows: for every 1% by which the Performance PSU Termination Closing Price exceeds the Grant Date Closing Price, 500 Performance PSUs shall vest, provided that the total number of Performance PSUs so calculated shall be reduced by the number of Performance PSUs that have previously vested and if such calculation results in a negative number, no additional Performance PSUs shall vest and no previously vested Performance PSUs shall be forfeited.

If we terminate Dr. Klein’s employment without cause or if he terminate his employment with us for good reason, in each case within three months prior to or 12 months following a change in control, we are obligated to: pay Dr. Klein two times his base salary and target annual bonus for the year in which termination occurs; a pro rata target bonus for the year in which termination occurs; accelerate in full the vesting of all of his time-based outstanding equity awards with performance-based equity awards subject to the terms of the agreements evidencing such awards; and, to the extent allowed by applicable law and the applicable plan documents, continue to provide him and certain of his dependents with group health insurance for a period of up to 18 months or, at the Company’s option, a lump sum payment equal to the amount of Company contributions to Dr. Klein’s then-current group health care premiums for the same 18 month period. Additionally, pursuant to the terms of Dr. Klein’s December 2023 PSUs, such PSU awards would vest as to the greater of (i) the amount of shares equal to the target amount for each PSU, or (ii) the total number of shares subject to the PSU for which the performance milestone has been achieved and that remain subject to time-based vesting. Pursuant to the terms of the Target PSUs, such PSU awards would vest in a substantially similar manner as described in the preceding paragraph.

Overview of Payments—Other Named Executive Officers

For our named executive officers, other than Dr. Klein, if we terminate the named executive officer’s employment without cause or if such executive terminates his employment with us for good reason, we are obligated to: pay such named executive officer’s base salary for a period of 12 months, and with respect to Mr. Gravier, for a period of 15 months, and, to the extent allowed by applicable law and the applicable plan documents, continue to provide such executive and certain of his dependents with group health insurance for a period of up to 12 months, and with respect to Mr. Gravier, for a period of 15 months.

Other than as described below with respect to Dr. Klein, if we terminate any named executive officer’s employment without cause or if such named executive officer terminates his employment with us for good reason, in each case within three months prior to or 12 months following a change in control, we are obligated to: pay the named executive officer a lump sum amount equal to his base salary for 12 months, and with respect to Mr. Gravier, for a period of 15 months; to the extent allowed by applicable law and the applicable plan documents, continue to provide such named executive officer and certain of his dependents with group health insurance for a period of up to 12 months, and with respect to Mr. Gravier, for a period of 15 months, or, at the Company’s option, a lump sum payment equal to the amount of Company contributions to Mr. Gravier’s then-current group health care premiums for the same 15 month period; accelerate in full the vesting of all outstanding equity awards held by such named executive officer; and pay each such named executive officer his annual cash incentive award at target for the year in which he or she is terminated.

Taxation

To the extent that any severance or other compensation payment to any of our named executive officers pursuant to an employment agreement or any other agreement constitutes an "excess parachute payment" within the meaning of Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended, or the Code, then such named executive officer will receive the full amount of such severance and other payments, or a reduced amount intended to avoid the application of Sections 280G and 4999 of the Code, whichever provides the executive with the highest amount on an after-tax basis.

Potential Payments upon Termination or Change in Control Table (2024)

The following table summarizes the potential payments to each named executive officer under various termination events, assuming a hypothetical termination on December 31, 2024.

	Termination by PTC	Termination in
	without "Cause" or	connection with a
	by Executive with	"Change in
Name	"Good Reason"	Control"
Matthew Klein
Cash Severance	$1,802,000	$3,243,600
Continued Health Coverage(1)	$25,271	$25,271
Stock Option Acceleration(2)	$—	$—
Restricted Stock Acceleration(3)	$713,115	$5,952,960
Total	$2,540,386	$9,221,831
Pierre Gravier
Cash Severance	$682,500	$955,500
Continued Health Coverage(1)	$64,396	$64,396
Stock Option Acceleration(2)	$—	$—
Restricted Stock Acceleration(3)	$—	$716,560
Total	$746,896	$1,736,456
Eric Pauwels
Cash Severance	$573,900	$860,850
Continued Health Coverage(1)	$39,691	$39,691
Stock Option Acceleration(2)	$—	$470,125
Restricted Stock Acceleration(3)	$—	$1,085,809
Total	$613,591	$2,456,475
Lee Golden
Cash Severance	$553,000	$829,500
Continued Health Coverage(1)	$51,393	$51,393
Stock Option Acceleration(2)	$—	$—
Restricted Stock Acceleration(3)	$—	$891,566
Total	$604,393	$1,772,459
Neil Almstead
Cash Severance	$566,000	$849,000
Continued Health Coverage(1)	$30,475	$30,475
Stock Option Acceleration(2)	$—	$—
Restricted Stock Acceleration(3)	$—	$977,002
Total	$596,475	$1,856,477
(1)	Represents the COBRA premium for continued health care coverage for each named executive officer and their dependents that would be paid by the Company based on rates in effect January 1, 2025.
(2)	Represents the aggregate value of the accelerated vesting of stock option awards, calculated by multiplying the difference between the closing price of PTC common stock on December 31, 2024 ($45.14) and the stock option exercise price by the number of stock options subject to accelerated vesting. All unvested stock option awards are "double-trigger" awards that require both a change in control and a qualifying termination of employment before vesting is accelerated.
(3)	Represents the aggregate value of the accelerated vesting of restricted stock awards, calculated by multiplying the closing price of PTC common stock on December 31, 2024 ($45.14) by the number of shares subject to accelerated vesting.

Pay Ratio Disclosure

As required by the Dodd-Frank Act and SEC rules, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Dr. Klein, our Chief Executive Officer in 2024:

For our fiscal year ended December 31, 2024:

●	The median of the 2024 annual total compensation of all employees (other than our Chief Executive Officer) was $220,097; and
●	The 2024 annual total compensation of our Chief Executive Officer, as reported in the 2024 Summary Compensation Table included elsewhere in this proxy statement, was $7,410,765.

Based on this information the pay ratio of the annual total compensation of Dr. Klein to the median of the annual total compensation of our employees was approximately 33.7:1.

We believe the above pay ratio is appropriately viewed as a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. We previously identified our median employee as of December 31, 2023. Following review of our employee population and employee compensation arrangements, there has been no material change in our employee population or employee compensation arrangements during the 2024 fiscal year that we believe would significantly impact the calculation of our pay ratio and require us to identify a new median employee for 2024. Accordingly, as permitted by the applicable SEC rules, we used the same median employee identified in the 2023 fiscal year for purposes of our 2024 pay ratio disclosure.

To identify the employee who received the median annual compensation of all of our employees, we reviewed the base salary, on an annualized basis, in U.S. dollars, for all of our employees as of December 31, 2023, for the period from January 1, 2023 through December 31, 2023. As of December 31, 2023, we had 995 employees worldwide. No cost-of-living adjustment or other adjustments were made and exclusions for non-U.S. employees were not utilized in determining our median employee with the exception of converting base salaries into U.S. dollars with respect to our international employees. Once we identified our "median employee," using the methodology described above, we determined that employee's annual total compensation in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K for purposes of calculating the required pay ratio.

Pay Versus Performance Disclosure

The following tables and related disclosures provides information required under Item 402(v) of Regulation S-K disclosing (i) a measure of total compensation and a measure reflecting “compensation actually paid,” or CAP, for our principal executive officer, or our PEO, and, as an average, for our other named executive officers, or our Non-PEO NEOs, and (ii) select financial performance measures, in each case, for our four most recently completed fiscal years and the relationship of CAP to those financial performance measures. Our Compensation Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown. For a discussion of how our Compensation Committee seeks to align pay with performance when making compensation decisions, please review Compensation Discussion and Analysis beginning on page 35. The amounts shown for CAP have been calculated in accordance with Item 402(v) of Regulation S-K and do not reflect compensation actually earned, realized, or received by the PEO or other NEOs; these amounts reflect the Summary Compensation Table totals with certain adjustments as described in the following table and footnotes.

							Value of Initial Fixed
					Average		$100 Investment Based On:
	Summary		Summary		Summary	Average		NASDAQ
	Compensation		Compensation	Compensation	Compensation	Compensation	Company	Biotechnology		Company
	Table Total	Compensation	Table Total	Actually Paid	Table Total for	Actually Paid	Total	Index Total		Selected
	for First	Actually Paid	for Second	for Second	Non-PEO	to Non-PEO	Shareholder	Shareholder	Net Income /	Measure:
	PEO	for First PEO	PEO	PEO	NEOs	NEOs	Return	Return	Loss	Revenue
Year	($)(1)	($)(2)	($)(1)	($)(2)	($)(3)	($)(4)(5)	($)(6)	($)(7)	($ Millions) (8)	($ Millions)
2024	7,410,765	14,728,383	—	—	2,298,243	4,494,498	93.98	113.84	(363.3)	806.8
2023	5,659,384	(3,542,201)	8,937,025	4,769,312	2,398,388	781,089	57.4	115.4	(626.6)	937.8
2022	7,163,740	5,403,785	—	—	3,371,920	2,655,391	79.5	111.3	(559.0)	698.8
2021	11,022,323	(4,946,916)	—	—	4,334,690	(1,002,836)	82.9	124.9	(523.9)	538.6
2020	10,552,792	12,568,762	—	—	3,982,716	2,566,938	127.1	125.7	(438.2)	380.8

(1)

The dollar amounts reported in this column are the amounts of total compensation reported for our PEO for each corresponding year in the “Total” column of the Summary Compensation Table. Our PEO for fiscal year 2024 was Matthew Klein. For fiscal year 2023, Stuart Peltz was our First PEO and Matthew Klein was our Second PEO. Our PEO for fiscal years 2022, 2021 and 2020 was Stuart Peltz.

(2)

The dollar amounts reported in this column represent the amount of CAP, for our PEO for the corresponding fiscal year, as calculated in accordance with Item 402(v) of Regulation S-K and as further described below.

(3)

The dollar amounts reported in this column represent the average of the amounts reported for our non-PEO NEOs as a group in the “Total” column of the Summary Compensation Table for the corresponding year. The non-PEO NEOs included for purposes of such calculations are as follows: (i) for fiscal year 2024, Pierre Gravier, Lee Golden, Eric Pauwels and Neil Almstead; (ii) for fiscal year 2023, Pierre Gravier, Mark Boulding, Lee Golden, Eric Pauwels and Emily Hill; (iii) for fiscal year 2022, Emily Hill, Neil Almstead, Eric Pauwels and Matthew Klein; (iv) for fiscal year 2021, Emily Hill, Neil Almstead, Mark Boulding, and Eric Pauwels; and (v) for fiscal year 2020, Emily Hill, Neil Almstead, Mark Boulding, Eric Pauwels and Marcio Souza.

(4)	The dollar amounts reported in this column represent the average amount of CAP to the non-PEO NEOs specified in footnote (3) as a group, as further described below.
(5)

The following tables describe the adjustments, each of which is prescribed by SEC rules, to calculate CAP from the amounts reported in the Summary Compensation Table. The amounts reported in the Summary Compensation Table and CAP do not reflect the actual amount of compensation earned by or paid to our executives during the applicable fiscal years, but rather are amounts determined in accordance with Item 402 of Regulation S-K under the Exchange Act.

PEO:
		Deductions	Additions
Year	SCT Total ($)	from SCT Total ($)	to SCT Total ($)	CAP ($)
2024	7,410,765	(5,359,306.38)	12,676,925	14,728,383

Value of Dividends
					Fair Value at the	or other Earnings
		Year over Year	Fair Value as of	Year over Year	End of the Prior	Paid on Stock or
		Change in Fair	Vesting Date of	Change in Fair	Year of Equity	Option Awards
		Value of	Equity Awards	Value of Equity	Awards that	not Otherwise
	Year End Fair	Outstanding	Granted and	Awards Granted	Failed to Meet	Reflected in Fair	Total Equity
	Value of Equity	and Unvested	Vested in	in Prior Years that	Vesting Conditions	Value or Total	Award
	Awards	Equity Awards	the Year	Vested in the Year	in the Year	Compensation	Adjustments
Year	($)	($)	($)	($)	($)	($)	($)
2024	9,467,926	2,717,603	—	491,396	—	—	12,676,925

Non-PEO NEO's:

		Deductions	Additions
Year	SCT Total ($)	from SCT Total ($)	to SCT Total ($)	CAP ($)
2024	2,298,243	(1,278,288)	3,474,544	4,494,498

Value of Dividends
					Fair Value at the	or other Earnings
		Year over Year	Fair Value as of	Year over Year	End of the Prior	Paid on Stock or
		Change in Fair	Vesting Date of	Change in Fair	Year of Equity	Option Awards
		Value of	Equity Awards	Value of Equity	Awards that	not Otherwise
	Year End Fair	Outstanding	Granted and	Awards Granted	Failed to Meet	Reflected in Fair	Total Equity
	Value of Equity	and Unvested	Vested in	in Prior Years that	Vesting Conditions	Value or Total	Award
	Awards	Equity Awards	the Year	Vested in the Year	in the Year	Compensation	Adjustments
Year	($)	($)	($)	($)	($)	($)	($)
2024	2,520,255	852,982	—	101,307	—	—	3,474,544

The methodology used to develop the valuation assumptions as of each applicable measurement date is consistent with and did not materially differ from those disclosed at the time of grant.

(6)

Amounts represent the cumulative total stockholder return of our common stock for the period beginning on the market close on December 31, 2020, the last trading day before the earliest fiscal year in the table, through and including December 31, 2024, the end of the last fiscal year in the table for which cumulative total stockholder return is being calculated. Amount assumes that $100 was invested for the period starting December 31, 2020. The amount included in the table is the value of such fixed investment based on the cumulative total stockholder return as of the end of each year, including reinvestment of dividends (if any).

(7)

The peer group used for this purpose is NASDAQ Biotechnology Index, which we also use in the stock performance graph required by Item 201(e) of Regulation S-K included in our Annual Report for the year ended December 31, 2024. Amount assumes $100 was invested for the period starting December 31, 2020, through the end of the listed year in the Company and in the NASDAQ Biotechnology Index, respectively.

(8)	The dollar amounts in this column are the Company’s net loss as reflected in the Company’s audited consolidated financial statements for the applicable year.

Description of Relationship Between PEO and Non-PEO NEO CAP and Company Total Stockholder Return, or TSR

The following chart sets forth graphically the relationship between CAP to our PEO, the average of CAP to our Non-PEO NEOs, the Company’s cumulative TSR and the index TSR over the five most recently completed fiscal years.

Description of Relationship Between PEO and Non-PEO NEO CAP and Net Income

The following chart sets forth graphically the relationship between CAP to our PEO, the average of CAP to our Non-PEO NEOs, and our net income loss during the five most recently completed fiscal years.

Description of Relationship Between PEO and Non-PEO NEO CAP and Revenue

The following chart sets forth graphically the relationship between CAP to our PEO, the average of CAP to our Non-PEO NEOs, and our revenue during the five most recently completed fiscal years.

List of Most Important Performance Measures to Determine 2024 CAP

As described in more detail in the “Compensation Discussion and Analysis” section, our executive compensation program is intended to motivate our executive team to achieve our short-term and long-term strategy for creating stockholder value with a significant portion of NEOs’ pay being “at risk”. Our executive compensation program consists of three primary elements: base salary, annual cash incentive and annual equity award. The following table lists the four financial and non-financial performance measures, that, in our assessment, represent the most important performance measures used to link executive compensation actually paid, for the 2024 fiscal year, to our performance overall. Of these measures, we have identified revenue to be the most important financial measure used to link our performance to CAP for our PEO and Non-PEO NEOs for fiscal year 2024.

Most Important Performance Measures
Revenue
Pipeline Development (1)
Total Shareholder Return
Non-GAAP R&D expenses plus Non-GAAP SG&A expenses (2)
(1)	Pipeline Development is a non-financial performance measure that encapsulates the progress of our clinical and pre-clinical pipeline programs. For more information, see “Company goals and results under the 2024 annual incentive program—Advance research and development programs.” on page 41.
(2)	Non-GAAP research and development and non-GAAP selling, general and administrative expenses each exclude non-cash, stock-based compensation expense from the corresponding GAAP measures. The metric listed refers to the sum of Non-GAAP research and development expense and non-GAAP selling, general and administrative expense. For more information, please refer to Exhibit A of this proxy statement.

EQUITY COMPENSATION PLAN INFORMATION

In May 2013, our Board and stockholders approved the 2013 Long Term Incentive Plan, which became effective upon the closing of our initial public offering. On June 8, 2022, or the Restatement Effective Date, our stockholders approved the Amended and Restated 2013 Long Term Incentive Plan, or the Amended 2013 LTIP. The Amended 2013 LTIP provides for the grant of incentive stock options, nonstatutory stock options, restricted stock units and other stock-based awards. The number of shares of common stock reserved for issuance under the Amended 2013 LTIP is the sum of (A) the number of shares of our common stock (up to 16,724,212 shares) that is equal to the sum of (1) the number of shares issued under the 2013 Long Term Incentive Plan prior to the Restatement Effective Date, (2) the number of shares that remain available for issuance under the 2013 Long Term Incentive Plan immediately prior to the Restatement Effective Date and (3) the number of shares subject to awards granted under the 2013 Long Term Incentive Plan prior to the Restatement Effective Date that are outstanding as of the Restatement Effective Date, plus (B) from and after the Restatement Effective Date, an additional 8,475,000 shares of our common stock.

In addition, from time to time, the Compensation Committee grants inducement equity awards to individuals as an inducement material to the individual’s entry into employment with us within the meaning of Nasdaq Listing Rules, which, since January 2020, have been granted pursuant to our 2020 Inducement Stock Incentive Plan, as amended. The 2020 Inducement Stock Incentive Plan provides for the grant of incentive stock options, nonstatutory stock options, restricted stock awards and other stock-based awards, initially up to an aggregate of 1,000,000 shares of our common stock. In December 2020, our Board approved an additional 1,000,000 shares of common stock that may be issued under the 2020 Inducement Stock Incentive Plan. In April 2022, our Board approved a reduction in the total number of shares of common stock that may be issued under the 2020 Inducement Stock Incentive Plan to 1,300,000 shares. In December 2022, our Board approved an additional 1,700,000 shares of common stock that may be issued under the 2020 Inducement Stock Inventive Plan.

Following stockholder approval at our 2016 annual meeting, we adopted the ESPP, and following stockholder approval at our 2021 annual meeting, the ESPP was amended to increase the number of shares available for issuance thereunder to 2,000,000 shares of our common stock.

The following table sets forth information as of December 31, 2024 with respect to compensation plans under which shares of our common stock are authorized for issuance:

			Number of shares
			remaining available
			for future issuance
	Number of shares		under equity
	to be issued		compensation plans
	upon exercise	Weighted-average	(excluding shares
	of outstanding	exercise price of	reflected in the first
Plan Category	options	outstanding options (1)	column)
Equity compensation plans approved by security holders	6,604,085	$33.06	7,475,254	(2)
Equity compensation plans not approved by security holders	1,878,404	$9.23	n/a	(3)
Total	8,482,489	$42.29	7,475,254
(1)	Restricted stock units granted under our compensation plans do not require payment by the recipient at the time of vesting. As such, the weighted-average exercise price does not take these awards into account.
(2)	Reflects, as of December 31, 2024, the total number of shares of our common stock available for issuance under the Amended 2013 LTIP (6,893,006 shares) and ESPP (582,248 shares).
(3)	Represents option awards or restricted stock units granted to individuals as an inducement material to the individual’s entry into employment with us. Each such grant was approved by our Compensation Committee and disclosed in a press release. Under applicable Nasdaq Listing Rules, inducement grants are not subject to security holder approval. Since January 2020, inducement grants have been granted pursuant to our 2020 Inducement Stock Incentive Plan, as amended.

The terms of each inducement grant option award are materially consistent with the terms of awards made under our Amended 2013 LTIP. Inducement grant stock options vest over four years, with 25% of the shares underlying the option vesting on the one-year anniversary of the new hire’s employment date and an additional 6.25% of the original number of shares underlying the option vesting at the end of each successive three-month period thereafter. Inducement option awards have an exercise price equal to the closing price of PTC’s common stock on the date of the grant. Inducement grant restricted stock units vest over four years, with 25% of the shares underlying the restricted stock unit vesting on each anniversary of the new hire’s employment date. The date of grant is the later of the date our Compensation Committee approves the awards or the applicable employee’s pre-scheduled new hire start date.

2024 DIRECTOR COMPENSATION

The following table sets forth information regarding compensation awarded to, earned by or paid to our directors, other than Dr. Klein, during 2024:

	Fees earned or	Option	Stock	All other
	paid in cash	awards	awards	compensation		Total
Name	($)	($)(1)	($)(1)	($)		($)
Michael Schmertzler	$75,666.65	$269,829	$205,520	$—		$551,016
William F. Bell Jr.(2)	58,667.00	134,915	102,760	—		296,342
Allan Jacobson, Ph.D.	50,000.00	134,915	102,760	90,000	(3)	377,675
Stephanie S. Okey, M.S.	64,500.00	134,915	102,760	—		302,175
Emma Reeve	92,500.00	134,915	102,760	—		330,175
Mary Smith	72,000.00	134,915	102,760	—		309,675
David P. Southwell	79,500.00	134,915	102,760	—		317,175
Glenn D. Steele, Jr., M.D., Ph.D.	68,333.32	134,915	102,760	—		306,008
Alethia Young	76,000.00	134,915	102,760	—		313,675
Jerome Zeldis, M.D., Ph.D.	56,500.00	134,915	102,760	—		294,175
(1)	These amounts do not represent the actual value realized by the directors during the respective year. The amounts reported in the "Option awards" and “Stock awards” column reflect the full grant date fair value of stock options and restricted stock units awarded during 2024 computed in accordance with the provisions of FASB ASC Topic 718.

The stock option values were calculated using the Black-Scholes option pricing model. See Notes 2 and 10 to our audited financial statements for the fiscal year ended December 31, 2024, included in our 2024 Form 10-K for the fiscal year ended December 31, 2024 for information regarding assumptions underlying the valuation of equity awards.

At December 31, 2024, the aggregate number of shares of our common stock subject to each non-employee director’s outstanding option awards were as follows: Mr. Schmertzler—232,000; Mr. Bell—17,222; Dr. Jacobson—116,000; Ms. Okey—81,167; Ms. Reeve—68,399; Ms. Smith—47,834; Mr. Southwell—90,000; Dr. Steele—124,000; Ms. Young—27,334 and Dr. Zeldis—92,000.

At December 31, 2024, the aggregate number of each non-employee director’s unvested restricted stock units were as follows: Mr. Schmertzler—5,333; Mr. Bell—0; Dr. Jacobson—2,666; Ms. Okey—2,666; Ms. Reeve—2,666; Ms. Smith—2,666; Mr. Southwell—2,666; Dr. Steele—2,666; Ms. Young—3,733 and Dr. Zeldis—2,666.

(2)	Mr. Bell resigned from our Board of Directors effective November 7, 2024.
(3)	Represents fees received by Dr. Jacobson in connection with his service as chair of our scientific advisory board during the fiscal year ended December 31, 2024.

Narrative to 2024 Director Compensation Table

During 2024, our non-employee directors were compensated for their service as directors, including as members of the various committees of our Board, as follows:

●	an annual retainer for board service of $50,000;
●	an annual option grant to purchase 10,000 shares of our common stock, which vests over one year in twelve equal monthly installments, commencing on February 15, 2024;

●	a grant of 4,000 restricted stock units that vest over one year, with one-third (1/3) of the shares underlying the restricted stock units vesting on June 18, 2024 and the remaining two-thirds (2/3) of the shares vesting on February 15, 2025;
●	for our Chair of the Board, an additional annual option grant to purchase 10,000 shares of our common stock, which vests over one year in twelve equal monthly installments, commencing on February 15, 2024 and an additional grant of 4,000 restricted stock units that vest over one year, with one-third (1/3) of the shares underlying the restricted stock units vesting on June 18, 2024 and the remaining two-thirds (2/3) of the shares vesting on February 15, 2025;
●	for members of our Audit Committee, an additional annual retainer of $12,000 ($25,000 for the Chair);
●	for members of our Compensation Committee, an additional annual retainer of $10,000 ($20,000 for the Chair);
●	for members of our Nominating and Corporate Governance Committee, an additional annual retainer of $6,500 ($14,500 for the Chair); and
●	for members of any ad hoc committee established by the Board, an additional retainer of $7,500 ($11,250 for the Chair); in 2024, the Board established and fees were paid out for a transaction ad hoc committee and fees were paid out for a litigation ad hoc committee that was established in 2023 and concluded its matters in 2024.

The retainers paid to our non-employee directors described above are paid in arrears and, if applicable, are prorated for the time in which each of our non-employee directors served as a member of our Board or as a member of a committee of our Board in 2024.

Our Compensation Committee periodically reviews the compensation we pay our non-employee directors, with input from our independent compensation consultant. Our Compensation Committee compares our board compensation to compensation paid to non-employee directors of our peer group companies to ensure that our board compensation is reasonable and competitive. Our Compensation Committee also considers the responsibilities we ask of our Board members and those that hold Board leadership roles, along with the amount of time required to perform those responsibilities. During 2023, our Compensation Committee, with the assistance of FW Cook, performed a review of director compensation. Following this review, in January 2024, the Compensation Committee recommended, and our Board determined, to keep director fees the same for 2024 as in 2023.

As set forth in the Amended 2013 LTIP, which was approved by our stockholders at our 2022 annual meeting of stockholders, the sum of all cash retainers and the reported value of equity compensation provided to the pool of all incumbent non-employee directors for their Board service in 2024 did not exceed an amount equal to one tenth of one percent of our weighted average market capitalization for the prior three years (measured on an annual basis) times the number of incumbent non-employee directors, excluding newly-appointed or elected non-employee directors.

The stock options granted to our non-employee directors have an exercise price equal to the closing price of PTC’s common stock on the date of grant and expire ten years after the date of grant. Vesting of the option and restricted stock unit grants are subject to the director’s continued service to us.

Each member of our Board is also entitled to reimbursement for reasonable travel and other expenses incurred in connection with attending meetings of the Board and any committee on which he or she serves.

PROPOSAL 3: ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

Our Compensation Discussion and Analysis, which appears earlier in this proxy statement on page 35, describes our executive compensation program and the compensation decisions that our Compensation Committee made with respect to the 2024 compensation of our named executive officers (listed in the Summary Compensation Table). As required pursuant to Section 14A of the Exchange Act, our Board of Directors is asking that stockholders cast a non-binding, advisory vote FOR the following resolution:

"RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED."

This proposal, commonly known as a "say-on-pay" proposal, gives our stockholders the opportunity to express their views on the design and effectiveness of our executive compensation program. As an advisory vote, this proposal is not binding. The outcome of this advisory vote will neither overrule any decision nor create or imply any change to the fiduciary duties of the Company or the Board (or any committee thereof). However, our Board and our Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.

Consistent with the preference expressed by our stockholders at our 2022 annual meeting of stockholders, our Board has adopted a policy to hold a "say-on-pay" advisory vote on an annual basis. As a result, we expect that the next "say-on-pay" advisory vote will be held at our 2026 annual meeting of stockholders.

As described in the Compensation Discussion and Analysis, our executive compensation programs are designed to reward executives based on the achievement of Company objectives and individual performance which, as a whole, are intended to drive value creation for stockholders. A significant portion of compensation paid to our named executive officers is allocated to annual cash and long-term equity incentives which are directly linked to Company and/or stock price performance. In 2024, 88.1% and 75.6%, respectively, of our Chief Executive Officer’s and other named executive officers’ primary compensation elements (base salary, annual cash incentive at target, and equity awards) were variable based on our performance and/or our stock price. For these reasons, our Board is asking that stockholders support this proposal.

Our Board Recommends that You Vote "FOR" the Advisory Vote to Approve Named Executive Officer Compensation.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTOR

Director Nominations for Inclusion in Proxy Materials (Proxy Access)

Our bylaws permit a stockholder, or a group of up to 20 stockholders, owning 3% or more of the Company’s outstanding common stock continuously for at least three years to nominate and include in our proxy materials director candidates constituting up to 25% of the Board, provided that the stockholder(s) and the director nominee(s) satisfy the requirements specified in the bylaws.

Eligible stockholders who wish to have a director nominee included in our proxy statement relating to the annual meeting of stockholders to be held in 2026 must deliver a written notice, containing the information specified in our bylaws regarding the stockholder(s) and the proposed nominee(s), to us by March 19, 2026, but not before February 17, 2026, which is not less than 90 days nor more than 120 days prior to the first anniversary of the date of the 2025 Annual Meeting.

However, in the event that the date of the 2026 annual meeting is advanced by more than 20 days, or delayed by more than 60 days, from the first anniversary of the 2025 Annual Meeting, we must receive written notice of stockholder proposals no earlier than the 120th day prior to the 2026 annual meeting and not later than the close of business on the later of (A) the 90th day prior to the 2026 annual meeting and (B) the tenth day following the day on which notice of the date of such annual meeting was given or public disclosure of the date of the 2026 annual meeting was made, whichever first occurs.

The requirements for a stockholder nomination are more fully set forth in Section 1.12 of our bylaws, and the following summary is qualified by reference to the applicable sections of our bylaws.

Other Stockholder Proposals to be Included in the 2026 Proxy Statement

To be considered for inclusion in the proxy statement relating to the annual meeting of stockholders to be held in 2026, we must receive stockholder proposals no later than December 29, 2025, which is a date no less than 120 calendar days before the anniversary of the date on which our proxy statement is to be released to stockholders in connection with the 2025 Annual Meeting. If the date of the 2026 annual meeting is changed by more than 30 days from the anniversary date of the 2025 Annual Meeting on June 17, 2025, then the deadline is a reasonable time before we begin to print and distribute proxy materials. Upon receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement and proxy in accordance with the rules and regulations governing the solicitation of proxies.

Stockholder Proposals to be Brought Before the 2026 Annual Meeting (Not Included in the Proxy Statement)

Our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of persons for election to our Board. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our Board or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely notice of the stockholder’s intention to bring such business before the meeting in proper form.

We must receive written notice of stockholder proposals (including director nominations) intended to be presented at the 2026 annual meeting of stockholders but that will not be included in the proxy statement by March 19, 2026, but not before February 17, 2026, which is not less than 90 days nor more than 120 days prior to the first anniversary of the 2025 Annual Meeting. However, in the event that the date of the 2026 annual meeting is advanced by more than 20 days, or delayed by more than 60 days, from the first anniversary of the 2025 Annual Meeting, we must receive written notice of stockholder proposals no earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (A) the 90th day prior to such annual meeting and (B) the tenth day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever first occurs.

Any proposals we do not receive in accordance with the above standards will not be voted on at the 2026 annual meeting. The foregoing time limits also apply to determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority. These rules are separate from and in addition to the requirements a stockholder must meet to have a proposal included in our proxy statement. In addition, stockholders are required to comply with any applicable requirements of the Exchange Act and the rules and regulations thereunder. Stockholders are advised to review our bylaws which also specify requirements as to form and content of a stockholder’s notice, including the information required by Rule 14a-19 under the Exchange Act.

The requirements for a stockholder notice are more fully set forth in Sections 1.10 and 1.11 of our bylaws, and the following summary is qualified by reference to the applicable sections of our bylaws.

HOUSEHOLDING OF PROXIES

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for annual reports and proxy statements with respect to two or more stockholders sharing the same address by delivering a single annual report and/or proxy statement addressed to those stockholders. This process, which is commonly referred to as "householding," potentially provides extra convenience for stockholders and cost savings for companies. We and some brokers household proxy materials, delivering a single annual report and/or proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, (1) you no longer wish to participate in householding and would prefer to receive a separate set of proxy materials in the future or (2) you and another stockholder sharing the same address wish to participate in householding and prefer to receive a single copy of our proxy materials, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to Associate Director, Investor Relations, PTC Therapeutics, Inc., 500 Warren Corporate Center Drive, Warren, New Jersey 07059 or via e-mail at irpr@ptcbio.com or phone at 908-912-9769.

OTHER MATTERS

As of the date of this proxy statement, we know of no matter not specifically referred to above as to which any action is expected to be taken during the Annual Meeting. The persons named as proxies will vote the proxies, insofar as they are not otherwise instructed, regarding such other matters and the transaction of such other business as may be properly brought before the meeting, as seems to them to be in the best interest of our Company and our stockholders.

Your vote is important. Please vote your proxy promptly so your shares are represented, even if you plan to virtually attend the Annual Meeting. You may vote by Internet prior to the Annual Meeting, by telephone, by requesting, prior to June 3, 2025 a printed or emailed copy of the proxy materials and using the enclosed proxy card or by voting during the Annual Meeting via the Annual Meeting Website. Your cooperation in giving this your immediate attention will be appreciated.

You may obtain a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, as filed with the SEC, except exhibits, without charge upon written request to Vice President, Corporate Communications, PTC Therapeutics, Inc., 500 Warren Corporate Center Drive, Warren, New Jersey 07059.

The Board of Directors of PTC Therapeutics, Inc.

Warren, New Jersey
April 30, 2025

EXHIBIT A

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Non-GAAP Financial Measures:

In this proxy statement, certain non-GAAP financial measures are used. In particular, non-GAAP research and development and non-GAAP selling, general and administrative expenses each exclude non-cash, stock-based compensation expense and revenues at constant exchange rate are presented excluding the impact of changes in foreign currency exchange rates. For financial measures given at constant exchange rate, the current period’s foreign currency revenue values are converted into U.S. dollars using the average exchange rates from the prior period. These non-GAAP financial measures are provided as a complement to financial measures reported in GAAP because management uses these non-GAAP financial measures when assessing and identifying operational trends. In management's opinion, these non-GAAP financial measures are useful to investors and other users of the Company’s financial statements by providing greater transparency into the historical and projected operating performance of the Company and the Company's future outlook. Non-GAAP financial measures are not an alternative for financial measures prepared in accordance with GAAP. Quantitative reconciliations of the non-GAAP financial measures to their respective closest equivalent GAAP financial measures are included in the table below.

(In thousands)
Twelve Months Ended December 31, 2024
Research and development reconciliation
GAAP research and development	$534,480
Less: Share-based compensation expense	36,629
Non-GAAP research and development	$497,851

Selling, general and administrative reconciliation
GAAP selling, general and administrative	$300,911
Less: Share-based compensation expense	37,986
Non-GAAP selling, general and administrative	$262,925

A-1

VOTE BY INTERNET

Before the 2025 Annual Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions up until 11:59 P.M. ET on June 16, 2025 for shares held directly and by 11:59 P.M. ET on June 14, 2025 for shares held in a Plan. Have your proxy card in hand when you access the website and follow the instructions to obtain your proxy materials and to create an electronic voting instruction form.

During the 2025 Annual Meeting - Go to www.virtualshareholdermeeting.com/PTCT2025

You may attend the meeting via the Internet and vote during the meeting. Have the vote control number printed on the Notice (or your proxy card or voting instruction card) available and follow the instructions.

PTC THERAPEUTICS, INC. 500 WARREN CORPORATE CENTER DRIVE WARREN, NJ 07059

VOTE BY PHONE – 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on June 16, 2025 for shares held directly and by 11:59 P.M. ET on June 14, 2025 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS
KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.						DETACH AND RETURN THIS PORTION ONLY
PTC THERAPEUTICS, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR each of the following nominees		☐	☐	☐
1.	Election of Three Class III Directors
Nominees:
01) Allan Jacobson, Ph.D. 02) David P. Southwell 03) Alethia Young

The Board of Directors recommends you vote FOR proposals 2 and 3:		For	Against	Abstain
2.	Ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2025.	☐	☐	☐

3.	Approval on a non-binding, advisory basis, of the Company’s named executive officer compensation as described in the proxy statement.	☐	☐	☐

NOTE: To transact any other business that may be properly brought before the meeting or any adjournment or postponement of the meeting.

		Yes	No
Please indicate if you plan to virtually attend this meeting		☐	☐

Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the 2025 Annual Meeting: The Notice and Proxy Statement and 2024 Annual Report are available at www.proxyvote.com.

PTC THERAPEUTICS, INC. 2025 Annual Meeting of Stockholders June 17, 2025 9:00 a.m., Eastern Time Proxy Solicited by the Board of Directors

The undersigned hereby appoints Matthew B. Klein and Gabriel Holdsman, and each of them, proxies for the undersigned, with full power of substitution, and hereby authorizes them to represent and vote all shares of common stock of PTC Therapeutics, Inc. (the “Company”), that the undersigned may be entitled to vote at the 2025 Annual Meeting of Stockholders of the Company to be held on June 17, 2025 at 9:00 a.m., Eastern Time via live webcast at www.virtualshareholdermeeting.com/PTCT2025 or at any adjournment or postponement thereof, upon the matters set forth on the reverse side and described in the accompanying proxy statement and any other matter that may properly come before the 2025 Annual Meeting of Stockholders of the Company.

This proxy, when properly executed, will be voted as specified herein. If no specification is made, this proxy will be voted FOR the election of each of the director nominees listed under proposal 1 and FOR proposals 2 and 3.

If any other matters are voted on at the meeting, this proxy will be voted by the proxies on such matters in their sole discretion.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.
Continued and to be signed on reverse side